Exhibit 10.1

LEASE

Landlord:	Britannia Pointe Grand Limited Partnership

Tenant:	Exelixis, Inc.

Date:	May 27, 2005

TABLE OF CONTENTS

1.	PROPERTY		1
	1.1	Lease of Buildings and Property	1
	1.2	Landlord’s Reserved Rights	2
	1.3	Effect on Existing Agreements	3
2.	TERM		3
	2.1	Term	3
	2.2	Early Possession	4
	2.3	Condition of Buildings; Landlord’s Work	4
	2.4	[Omitted.]	7
	2.5	Holding Over	7
	2.6	Option To Extend Term	7
3.	RENTAL		8
	3.1	Minimum Rental	8
		(a) Rental Amounts	8
		(b) Rental Amounts During Extended Term	9
	3.2	Late Charge	10
4.	[OMITTED.]		11
5.	[OMITTED.]		11
6.	TAXES		11
	6.1	Personal Property	11
	6.2	Real Property	11
7.	OPERATING EXPENSES		11
	7.1	Payment of Operating Expenses	11
	7.2	Definition Of Operating Expenses	12
	7.3	Determination Of Operating Expenses	15
	7.4	Final Accounting For Lease Year	15
	7.5	Proration	16
8.	UTILITIES		16
	8.1	Payment	16
	8.2	Interruption	17
9.	ALTERATIONS; SIGNS		17
	9.1	Right To Make Alterations	17
	9.2	Title To Alterations	18
	9.3	Tenant Fixtures	18
	9.4	No Liens	19
	9.5	Signs	19

10.	MAINTENANCE AND REPAIRS		19
	10.1	Landlord’s Work	19
	10.2	Tenant’s Obligation For Maintenance	20
		(a) Good Order, Condition And Repair	20
		(b) Landlord’s Remedy	20
		(c) Condition Upon Surrender	20
11.	USE OF PROPERTY		21
	11.1	Permitted Use	21
	11.2	[Omitted.]	21
	11.3	No Nuisance	21
	11.4	Compliance With Laws	21
	11.5	Liquidation Sales	22
	11.6	Environmental Matters	22
12.	INSURANCE AND INDEMNITY		26
	12.1	Insurance	26
	12.2	Quality Of Policies And Certificates	28
	12.3	Workers’ Compensation	28
	12.4	Waiver Of Subrogation	28
	12.5	Increase In Premiums	28
	12.6	Indemnification	29
	12.7	Blanket Policy	29
13.	SUBLEASE AND ASSIGNMENT		29
	13.1	Assignment And Sublease Of Buildings	29
	13.2	Rights Of Landlord	30
14.	RIGHT OF ENTRY AND QUIET ENJOYMENT		32
	14.1	Right Of Entry	32
	14.2	Quiet Enjoyment	32
15.	CASUALTY AND TAKING		32
	15.1	Damage or Destruction	32
	15.2	Condemnation	34
	15.3	Reservation Of Compensation	35
	15.4	Restoration Of Improvements	36
16.	DEFAULT		36
	16.1	Events Of Default	36
		(a) [Omitted.]	36
		(b) Nonpayment	36
		(c) Other Obligations	36
		(d) General Assignment	36
		(e) Bankruptcy	36
		(f) Receivership	37
		(g) Attachment	37
		(h) Insolvency	37
		(i) Cross-Default	37
	16.2	Remedies Upon Tenant’s Default	38
	16.3	Remedies Cumulative	39

- ii -

17.	SUBORDINATION, ATTORNMENT AND SALE		39
	17.1	Subordination To Mortgage	39
	17.2	Sale Of Landlord’s Interest	40
	17.3	Estoppel Certificates	40
	17.4	Subordination to CC&R’s	40
	17.5	Mortgagee Protection	41
18.	SECURITY		42
	18.1	Deposit	42
19.	MISCELLANEOUS		44
	19.1	Notices	44
	19.2	Successors And Assigns	45
	19.3	No Waiver	45
	19.4	Severability	46
	19.5	Litigation Between Parties	46
	19.6	Surrender	46
	19.7	Interpretation	46
	19.8	Entire Agreement	46
	19.9	Governing Law	46
	19.10	No Partnership	46
	19.11	Financial Information	46
	19.12	Costs	47
	19.13	Time	47
	19.14	Rules And Regulations	47
	19.15	Brokers	48
	19.16	Memorandum Of Lease	48
	19.17	Corporate Authority	48
	19.18	Execution and Delivery	48
	19.19	Survival	48
	19.20	Parking	48

EXHIBITS

EXHIBIT A	Real Property Description

EXHIBIT B	Site Plan (2 pages)

EXHIBIT C	Building 2 Shared Areas

EXHIBIT D	Licensed Personal Property

- iii -

LEASE

THIS LEASE (“Lease”) is made and entered into as of May 27, 2005 (the “Effective Date”), by and between BRITANNIA POINTE GRAND LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and EXELIXIS, INC., a Delaware corporation (“Tenant”).

THE PARTIES AGREE AS FOLLOWS:

1. PROPERTY

1.1 Lease of Buildings and Property.

(a) Landlord leases to Tenant and Tenant hires and leases from Landlord, on the terms, covenants and conditions hereinafter set forth:

(i) the three-story office and laboratory building (“Building 3”) which is located on the real property described in Exhibit A attached hereto (the “Property”), is commonly known as 210 East Grand Avenue, South San Francisco, contains approximately 67,672 square feet and is presently occupied by Tenant under a Sublease dated as of July 21. 2004 between Sugen, Inc. as sublandlord and Tenant as subtenant (the “Sublease”), under which Landlord is presently the successor sublandlord to Sugen, Inc. pursuant to (A) a termination of the previously existing master lease between Landlord and Sugen, Inc., (B) an Assignment and Assumption of Sublandlord’s Interest in Sublease between Sugen, Inc. and Landlord with respect to the Sublease, and (C) a Subordination, Nondisturbance and Attornment Agreement dated as of July 21, 2004 among Landlord, Tenant, Sugen, Inc. and Slough Estates USA Inc. (the “Existing SNDA”); and

(ii) the two-story office and laboratory building which is located on the Property, is commonly known as 220 East Grand Avenue, South San Francisco (“Building 2” and, collectively, with Building 3, the “Buildings”) and contains approximately 47,566 square feet. Building 2 is presently vacant, but certain portions of Building 2 and certain facilities associated with Building 2 are subject to shared occupancy rights, nonexclusive access rights and/or shared use rights of Tenant under the Sublease.

The areas (square footage) of the respective Buildings as set forth in the preceding subparagraphs are approximations but have been agreed upon and accepted by the parties for all purposes under this Lease, and no remeasurement or variation between the stated amounts and the actual physical dimensions of the respective Buildings, other than as a result of a physical change in the size of a Building due to casualty or condemnation or an express written amendment to this Lease, shall change such square footages or the rental amounts or Operating Expense shares calculated on the basis of such square footages. The location of the Buildings on the Property is depicted on the site plan attached hereto as Exhibit B (the “Site Plan”). The Property is part of the Britannia Pointe Grand Business Park (the “Center”) at East Grand Avenue and Harbor Way in the City of South San Francisco, County of San Mateo, State of California. The Buildings and related improvements presently existing on the Property are sometimes referred to collectively herein as the “Improvements.” The parking areas, driveways, sidewalks, landscaped areas and other portions of the Center that lie outside the exterior walls of the buildings now or hereafter existing from time to time in the Center, as depicted in the Site Plan and as hereafter modified by Landlord from time to time in accordance with the provisions of this Lease, are sometimes referred to herein as the “Common Areas.” Tenant already leases three other buildings in the Center from Landlord pursuant to (x) a Build-to-Suit Lease dated May 12, 1999 between Landlord and Tenant, as amended from time to time (as amended, the “Harbor Way Lease”), and (y) a Lease dated as of May 24, 2001 between Landlord and Tenant, as amended from time to time (as amended, the “240 East Grand Lease” and, collectively with the Harbor Way Lease, the “Existing Leases”). The location of the three buildings covered by the Existing Leases (the “Existing Buildings”) is also depicted in the Site Plan.

(b) As an appurtenance to Tenant’s leasing of the Buildings pursuant to Section 1.1(a), Landlord hereby grants to Tenant, for the benefit of Tenant and its employees, suppliers, shippers, customers and invitees, during the term of this Lease, the non-exclusive right to use, in common with others entitled to such use, (i) those portions of the Common Areas improved from time to time for use as parking areas, driveways, sidewalks, landscaped areas, or for other common purposes; (ii) all access easements and similar rights and privileges relating to or appurtenant to the Property and created or existing from time to time under any access easement agreements, declarations of covenants, conditions and restrictions, or other written agreements now or hereafter of record with respect to the Property, subject however to any limitations applicable to such rights and privileges under applicable law, under this Lease and/or under the written agreements creating such rights and privileges; and (iii) solely for purposes of ingress and egress to and from Building 2, the “breezeway” corridor located between Building 2 and the adjacent building at 230 East Grand Avenue (the “Breezeway”). Only one-half of the square footage of the Breezeway (825 square feet out of a total area of 1,650 square feet) is included in the square footage of Building 2 as described in Section 1.1(a)(ii) above and for purposes of minimum rental calculations under Section 3.1 and of Operating Cost Share calculations under Section 7.1, since Tenant’s use of the Breezeway for ingress and egress as described in clause (iii) above is on a shared basis with the occupant of the adjacent building at 230 East Grand Avenue. The costs incurred by Landlord in maintaining and repairing the Breezeway from time to time shall constitute Operating Expenses for purposes of Article 7 of this Lease and, notwithstanding any other provisions of Article 7 to the contrary, shall be specially allocated fifty percent (50%) to Building 2 and to Tenant as the occupant of Building 2, and fifty percent (50%) to the 230 East Grand Avenue building and the occupant thereof, as provided in Article 7 hereof.

1.2 Landlord’s Reserved Rights. To the extent reasonably necessary to permit Landlord to exercise any rights of Landlord and discharge any obligations of Landlord under this Lease, Landlord shall have, in addition to the right of entry set forth in Section 16.1 hereof, the following rights: (i) to make changes to the Common Areas, including, without limitation, changes in the location, size or shape of any portion of the Common Areas, and to relocate parking spaces on the Property and in the Common Areas (but not materially decrease the number of such parking spaces in areas of the Property generally adjacent to the Building); (ii) to close temporarily any of the Common Areas for maintenance or other reasonable purposes, provided that reasonable parking and reasonable access to the Building remain available; (iii) to construct, alter or add to other buildings and Common Area improvements on the Property (including, but not limited to, construction of site improvements, buildings and Common Area improvements on portions of the Property and/or on adjacent properties owned by Landlord from time to time); (iv) to build in areas adjacent to the Property and to add such areas to the Property or operate such areas, for maintenance, access, parking and other purposes, on an integrated basis with the Property; (v) to use the Common Areas while engaged in making additional improvements, repairs or alterations to the Property or any portion thereof or to any adjacent properties owned by Landlord from time to time; and (vi) to do and perform such other acts with respect to the Common Areas and the Property as may be necessary or appropriate; provided, however, that notwithstanding anything to the contrary in this Section 1.2, Landlord’s exercise of its rights hereunder shall not cause any material diminution of Tenant’s rights, nor any material increase of Tenant’s obligations, under this Lease or with respect to the Improvements.

1.3 Effect on Existing Agreements. As of the Effective Date, the Sublease and the Existing SNDA are terminated and the respective rights and obligations of the parties with respect to Tenant’s leasing and occupancy of the Buildings shall be governed solely by this Lease and any related documents delivered pursuant to or in connection with this Lease. Tenant agrees promptly to execute, acknowledge and deliver to Landlord, upon written request by Landlord, a Termination of Subordination, Nondisturbance and Attornment Agreement in such form as Landlord may reasonably request, for the purpose of terminating any continuing effect of the Existing SNDA as a cloud upon title to the Property.

2. TERM

2.1 Term.

(a) The term of this Lease with respect to Building 3 shall commence on the Effective Date. The term of this Lease with respect to Building 2 shall commence on July 1, 2005 (the “Building 2 Commencement Date”). The term of this Lease with respect to both Buildings shall end, unless sooner terminated or extended as hereinafter provided, on July 31, 2018 (the “Termination Date”).

(b) Notwithstanding the provisions of Section 2.1(a), Tenant shall have a one-time right to terminate this Lease solely with respect to Building 2, effective as of December 31, 2006, provided that (i) Tenant must give written notice to Landlord no later than September 30, 2006 specifying that Tenant is exercising this early termination right, (ii) Tenant shall make an early termination payment in the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) to Landlord no later than December 31, 2006, and (iii) if Tenant is in default hereunder, beyond any applicable notice and cure periods, on the date of such notice or on the date the early termination is to become effective, then the exercise of the early termination right shall be of no force or effect and the early termination with respect to Building 2 shall not occur. If Tenant duly exercises its early termination right under this Section 2.1(b), then effective as of

December 31, 2006, the rights and obligations set forth in Exhibit C attached hereto and incorporated herein by this reference shall take effect between the parties with respect to the Building 2 Shared Areas described therein and shall remain in effect, in accordance with their terms, for the remaining term of this Lease.

2.2 Early Possession. If Landlord, in its sole discretion, permits Tenant to have access to or possession of Building 2 prior to the Building 2 Commencement Date for the purpose of installing fixtures and furniture, laboratory equipment, computer equipment, telephone equipment, low voltage data wiring and personal property and other similar work preparatory to the commencement of Tenant’s business in Building 2, such early access and possession shall be subject to and upon all of the terms and conditions of this Lease (including, but not limited to, conditions relating to the maintenance of required insurance), except that Tenant shall have no obligation to pay Operating Expenses for Building 2 for any period prior to the Building 2 Commencement Date or to pay minimum rental for Building 2 for any period prior to the date minimum rental payments for Building 2 are otherwise required to begin under Section 3.1; moreover, such early possession shall not advance or otherwise affect the Termination Date determined under Section 2.1. Tenant shall not interfere with or delay Landlord or its contractors by any such early access or possession under this Section 2.2, shall coordinate and cooperate with Landlord and its contractors to minimize any interference or delay with respect to the completion of Landlord’s Work, and shall indemnify, defend and hold harmless Landlord and its agents and employees from and against any and all claims, demands, liabilities, actions, losses, costs and expenses, including (but not limited to) reasonable attorneys’ fees, arising out of or in connection with Tenant’s early entry upon any portion of Building 2 hereunder.

2.3 Condition of Buildings; Landlord’s Work.

(a) Promptly following the Effective Date, and in all events prior to the Building 2 Commencement Date, Landlord shall, at Landlord’s sole cost and expense, (i) replace all damaged ceiling tiles and defective lighting in Building 2, (ii) perform all work necessary to place the electrical, HVAC, plumbing and other existing systems serving Building 2 in good working order (including, but not limited to, any necessary repair or replacement of HVAC extractor units and condenser coils and of vacuum pumps within the Building) and to place Building 2 and the Improvements therein in compliance with all applicable building codes, (iii) replace the environmental control system (Energy Logics Building Management System) in Building 2, (iv) perform all work necessary to place the house vacuum, RO/DI water, compressed air, and nitrogen systems serving Building 2, the installed laboratory case work and fume hoods and tissue culture rooms, the autoclave and glass-washing equipment, the back-up generator and all other existing utility systems, equipment and related infrastructure located in or serving Building 2 in good working order, (v) ensure that all previously used laboratory areas in Building 2 have been decommissioned in compliance with all applicable laws, regulations and codes, (vi) cause Building 2 to be professionally cleaned (including all flooring) and to be delivered free of debris, and (vii) ensure that Building 2 and the Improvements therein are in compliance with all state and local laws, codes, regulations and ordinances applicable to Building 2 as of the Building 2 Commencement Date and in compliance with all Americans with Disabilities Act requirements applicable to Building 2 as of the Building 2 Commencement Date

(collectively, “Landlord’s Work”). On or before the Building 2 Commencement Date, Landlord shall tender possession of Building 2 to Tenant with Landlord’s written, correct, good faith certification to Tenant that to the best of Landlord’s knowledge, Landlord has completed Landlord’s Work pursuant to this Section 2.3(a). Tenant acknowledges that it will accept and continue to occupy Building 3 (which Tenant is already occupying under the Sublease as described above) in “AS IS” condition as Building 3 exists on the date of this Lease; that except to the extent of Landlord’s obligations expressly set forth in this Section 2.3, Tenant will accept and occupy Building 2 in “AS IS” condition as Building 2 exists on the date of this Lease; and that Landlord shall have no other obligation to improve, repair or prepare either of the Buildings for occupancy by Tenant.

(b) Tenant shall have a period of one hundred twenty (120) days after the Building 2 Commencement Date in which to determine whether the existing equipment delivered with Building 2 and the plumbing, electrical, HVAC and other systems serving Building 2 are in good working condition and whether Landlord’s Work has otherwise been fully performed. If Tenant notifies Landlord in writing, during such 120-day period, of any respects in which any such equipment or systems are not in good working condition or in which Landlord has failed in any other way to complete the performance of Landlord’s Work as described above, which notice shall describe with reasonable specificity the nature of the applicable failures of performance or other violations of Landlord’s obligations, then it shall be the obligation of Landlord to perform promptly and diligently, at Landlord’s sole cost, any and all repairs and replacements reasonably necessary to correct the condition(s) constituting such violations or failures of performance. Tenant’s failure to give such written notice to Landlord within one hundred twenty (120) days after the Building 2 Commencement Date shall give rise to a conclusive presumption that Landlord has complied with all Landlord’s obligations under this Section 2.3 with respect to Landlord’s Work and that there has been no failure of performance with respect to Landlord’s Work, even with respect to latent defects (if any). TENANT ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PHYSICAL CONDITION OF THE BUILDINGS AND IMPROVEMENTS AND THAT LANDLORD MAKES NO OTHER WARRANTIES AND HAS NO OTHER OBLIGATIONS WITH RESPECT TO THE PHYSICAL CONDITION OF THE BUILDINGS AND IMPROVEMENTS EXCEPT AS EXPRESSLY SET FORTH IN THIS LEASE. Without limiting the generality of the foregoing, Tenant acknowledges that except as expressly set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty as to the present or future suitability of the Buildings or Improvements for the conduct of Tenant’s business or proposed business therein.

(c) Tenant shall be entitled to have the use (but not the ownership), during the Term of this Lease (including any extensions), at no additional rent, of any and all existing cubicles and other office furnishings and fixtures and any and all existing laboratory equipment and fixtures owned by Landlord and located in Building 2 as of the Effective Date. Subject to Landlord’s obligation under Section 2.3(a) above to deliver certain existing improvements and equipment in good working order, (i) EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 2.3, LANDLORD MAKES NO REPRESENTATIONS OR WARRANTIES

REGARDING THE CONDITION, NATURE OR SUITABILITY OF ANY SUCH FURNISHINGS, FIXTURES OR EQUIPMENT, AND TENANT AGREES TO ACCEPT THE SAME “AS IS,” IN THEIR CONDITION EXISTING AS OF THE EFFECTIVE DATE, and (ii) Tenant shall be responsible for maintenance, repair and/or replacement of such furnishings, fixtures and equipment during the Term of this Lease in accordance with the provisions of Article 10 hereof. Tenant shall have the right to notify Landlord in writing, from time to time during the Term, of any movable furnishings or equipment described in this paragraph (c) which Tenant does not desire to use or continue to use (collectively, “Unwanted Items”), in which event Landlord shall, no later than three (3) business days following receipt of such notice, give Tenant Landlord’s written instructions (which may be given by email or in any other manner resulting in actual delivery to Tenant) regarding disposition of the Unwanted Items. Such instructions may, as to any Unwanted Item, include either of the following dispositions, in each instance to be performed at Tenant’s expense: (x) an authorization and direction to Tenant to move the Unwanted Item(s) to Tenant’s loading dock for pickup by Landlord at a time mutually agreed upon by Landlord and Tenant, in which event Landlord shall assume all responsibility for such Unwanted Item(s) following their delivery to the designated area; or (y) an authorization for Tenant to dispose of the Unwanted Item(s) in such manner as Tenant deems appropriate. Failure of Landlord to respond within three (3) business days after receipt of Tenant’s written request shall be deemed to constitute a selection of the disposition alternative set forth in clause (y) of the preceding sentence. Nothing in the preceding three sentences shall be construed to authorize Tenant to remove or dispose of, or to require Landlord to approve or consent to the removal or disposal of, any fixtures or laboratory equipment located in Building 2 as of the Effective Date. Tenant specifically acknowledges that the Licensed Personal Property listed or described on Exhibit D attached hereto and incorporated herein by this reference, which Licensed Personal Property is located in or about Building 2 and was not conveyed by Sugen, Inc. to Tenant pursuant to the Sublease, is owned by Landlord and is to be left in Building 2 upon expiration of this Lease, but Landlord acknowledges that Tenant shall have the right to use such Licensed Personal Property during the term of this Lease under the terms and conditions set forth in this paragraph (c).

(d) If, and to the extent that, Building 3 on the Effective Date contains any existing cubicles or other office furnishings or fixtures, or any existing laboratory equipment or fixtures, owned by Landlord, whether in its capacity as landlord under the prior master lease between Landlord and Sugen, Inc. or in its capacity as successor to Sugen, Inc. as sublandlord under the Sublease, Tenant shall be entitled to have the use (but not the ownership) of such Building 3 items during the Term of this Lease under the same terms and conditions set forth in paragraph (c) above. However, except as specifically set forth in the following sentence relating to certain cabinets, nothing in this paragraph (d) is intended, or shall be construed, to alter or impair any ownership rights acquired by Tenant with respect to any such existing personal property, furnishings or equipment previously owned by Sugen, Inc. and conveyed by Sugen, Inc. to Tenant pursuant to the Sublease (as specified in Paragraph 4 of the Sublease and Exhibit C-1 to the Sublease). Notwithstanding the foregoing, Tenant specifically acknowledges that the Biosafety cabinets listed as “BIO-SAFETY Class II SterilGARD III” on Exhibit C-1 to the Sublease are owned by Landlord and are to be left in Building 3 upon expiration of this Lease, but Landlord acknowledges that Tenant shall have the right to use such cabinets during the term of this Lease under the same terms and conditions set forth in paragraph (c) above.

2.4 [Omitted.]

2.5 Holding Over. If Tenant holds possession of the Property or any portion thereof after the term of this Lease with Landlord’s written consent, then except as otherwise specified in such consent, Tenant shall become a tenant from month to month at one hundred ten percent (110%) of the rental and otherwise upon the terms herein specified for the period immediately prior to such holding over and shall continue in such status until the tenancy is terminated by either party upon not less than thirty (30) days prior written notice. If Tenant holds possession of the Property or any portion thereof after the term of this Lease without Landlord’s written consent, then Landlord in its sole discretion may elect (by written notice to Tenant) to have Tenant become a tenant either from month to month or at will, at one hundred fifty percent (150%) of the rental (prorated on a daily basis for an at-will tenancy, if applicable) and otherwise upon the terms herein specified for the period immediately prior to such holding over, or may elect to pursue any and all legal remedies available to Landlord under applicable law with respect to such unconsented holding over by Tenant. Tenant shall indemnify and hold Landlord harmless from any loss, damage, claim, liability, cost or expense (including reasonable attorneys’ fees) resulting from any delay by Tenant in surrendering the Property or any portion thereof (except to the extent such delay is with Landlord’s prior written consent), including but not limited to any claims made by a succeeding tenant by reason of such delay. Acceptance of rent by Landlord following expiration or termination of this Lease shall not constitute a renewal of this Lease. If Tenant uses radioactive materials in the Buildings, then it shall be deemed a holdover tenant, without Landlord’s consent, until it has delivered to Landlord a letter or other document executed by all applicable governmental agencies, terminating all radioactive materials licenses for the Buildings or applicable portions thereof and releasing the Buildings from any and all use restrictions related to the prior use of radioactive materials therein by Tenant. Nothing in the preceding sentence shall abrogate any other applicable provisions of this Lease (such as, but not limited to, all applicable provisions of Section 11.6) regarding the use of radioactive materials in the Buildings by Tenant.

2.6 Option To Extend Term. Tenant shall have the option to extend the term of this Lease, at the minimum rental set forth in Section 3.1(b) and otherwise upon all the terms and provisions set forth herein with respect to the initial term of this Lease, for one (1) additional period of five (5) years commencing upon the expiration of the initial term hereof. Exercise of such option shall be by written notice to Landlord at least twelve (12) months prior to the expiration of the initial term hereof. If Tenant is in default hereunder, beyond any applicable notice and cure periods, on the date of such notice or on the date the extended term is to commence, then the exercise of the option shall be of no force or effect, the extended term shall not commence and this Lease shall expire at the end of the initial term hereof (or at such earlier time as Landlord may elect pursuant to the default provisions of this Lease). If Tenant properly exercises the extension option under this Section, then all references in this Lease (other than in this Section 2.6) to the “term” of this Lease shall be construed to include the extension term thus elected by Tenant. Except as expressly set forth in this Section 2.6, Tenant shall have no right to extend the term of this Lease beyond its prescribed term.

3. RENTAL

3.1 Minimum Rental.

(a) Rental Amounts.

(i) Building 3. Tenant shall pay to Landlord as minimum rental for Building 3, in advance, without deduction, offset, notice or demand, on or before the Effective Date and on or before the first day of each subsequent calendar month of the initial term of this Lease (except the month of August 2006, for which Tenant has already prepaid the minimum monthly rent pursuant to the Sublease and such prepaid minimum monthly rent was transferred or credited to Landlord by Sugen, Inc. in connection with the assignment to Landlord of the position of Sugen, Inc. as sublandlord under the Sublease), the following amounts per month (with the counting of such months to begin on and as of the Effective Date):

Months	Monthly Minimum Rental
Eff. Date – 7/31/05	No monthly minimum rental due
8/1/05 – 7/31/06	$ 81,336.00
8/1/06 – 7/31/07	130,815.40 [8/06 rent has been prepaid]
8/1/07 – 7/31/08	134,204.40
8/1/08 – 7/31/09	137,593.40
8/1/09 – 7/31/10	140,982.40
8/1/10 – 7/31/11	144,371.40
8/1/11 – 7/31/12	147,760.40
8/1/12 – 7/31/13	151,149.40
8/1/13 – 7/31/14	154,538.40
8/1/14 – 7/31/15	157,927.40
8/1/15 – 7/31/16	161,316.40
8/1/16 – 7/31/17	164,705.40
8/1/17 – 7/31/18	168,094.40

(ii) Building 2. Tenant shall pay to Landlord as minimum rental for Building 2, in advance, without deduction, offset, notice or demand, on or before the Building 2 Commencement Date and on or before the first day of each subsequent calendar month of the initial term of this Lease, the following amounts per month (with the counting of such months to begin on and as of the Building 2 Commencement Date):

Months	Monthly Minimum Rental
Bldg 2 Comm Date – 6/30/06	No monthly minimum rental due
7/1/06 – 12/31/06	$ 61,835.80 ($1.30/sq ft)
1/1/07 – 12/31/07	130,806.50 ($2.75/sq ft)
1/1/08 – 12/31/08	134,076.66 ($2.82/sq ft)
1/1/09 – 12/31/09	137,428.58 ($2.89/sq ft)
1/1/10 – 12/31/10	140,864.29 ($2.96/sq ft)
1/1/11 – 12/31/11	144,385.90 ($3.04/sq ft)
1/1/12 – 12/31/12	147,995.55 ($3.11/sq ft)
1/1/13 – 12/31/13	151,695.44 ($3.19/sq ft)
1/1/14 – 12/31/14	155,487.82 ($3.27/sq ft)
1/1/15 – 12/31/15	159,375.02 ($3.35/sq ft)
1/1/16 – 12/31/16	163,359.39 ($3.43/sq ft)
1/1/17 – 12/31/17	167,443.38 ($3.52/sq ft)
1/1/18 – 7/31/18	171,629.46 ($3.61/sq ft)

(iii) If the obligation to pay minimum rental for either Building hereunder commences on other than the first day of a calendar month or if the term of this Lease terminates on other than the last day of a calendar month, the minimum rental for such first or last month of the term of this Lease, as the case may be, shall be prorated based on the number of days the term of this Lease is in effect during such month. If an increase in minimum rental becomes effective on a day other than the first day of a calendar month, the minimum rental for that month shall be the sum of the two applicable rates, each prorated for the portion of the month during which such rate is in effect.

(b) Rental Amounts During Extended Term. If Tenant properly exercises its right to extend the term of this Lease pursuant to Section 2.6 hereof, the minimum rental during the first year of the extended term shall be equal to the fair market rental value of the Buildings (as defined below), determined as of the commencement of such extended term in accordance with this paragraph, and during each subsequent year of the extended term shall be equal to one hundred two and one-half percent (102.5%) of the minimum rental in effect during the immediately preceding year of such extended term. Upon Landlord’s receipt of a proper notice of Tenant’s exercise of its option to extend the term of this Lease, the parties shall have sixty (60) days in which to agree on the initial fair market rental for the Buildings at the commencement of the extended term for the uses permitted hereunder. If the parties agree on such initial fair market rental, they shall execute an amendment to this Lease stating the amount of the applicable minimum monthly rental (including the indexed amounts applicable during subsequent years of the extended term as described above). If the parties are unable to agree on such rental within such sixty (60) day period, then within fifteen (15) days after the expiration of such period each party, at its cost and by giving notice to the other party, shall appoint a real estate appraiser with at least five (5) years experience appraising similar commercial properties in northeastern San Mateo County to appraise and set the initial fair market rental for the Buildings at the commencement of the extended term in accordance with the provisions of this Section 3.1(b). If either party fails to appoint an appraiser within the allotted time, the single appraiser appointed by the other party shall be the sole appraiser. If an appraiser is appointed by each party and the two appraisers so appointed are unable to agree upon an initial fair market rental within thirty (30) days after the appointment of the second, the two appraisers shall appoint a third similarly qualified appraiser within ten (10) days after expiration of such 30-day period; if they are unable to agree upon a third appraiser, then either party may, upon not less than five (5) days notice to the other party, apply to the Presiding Judge of the San Mateo County Superior Court for the appointment of a third qualified appraiser. Each party shall bear its own legal fees in connection with appointment of the third appraiser and shall bear one-half of any other costs of appointment of the third appraiser and of such third appraiser’s fee. The third appraiser, however selected, shall be a person who has not previously acted for either party in any capacity. Within thirty (30) days after the appointment of the third appraiser, a majority of the three appraisers shall set the initial fair market rental for the first extended term and shall so notify the parties. If a majority are unable to agree within the allotted time, the three appraised initial fair market rentals shall be added together and divided by three and the resulting quotient shall be the initial fair market rental for the extended term, which determination shall be binding on the parties and shall be enforceable in any further proceedings relating to this Lease. For purposes of this Section 3.1(b), the “fair market rental” of the Buildings shall be determined with reference to the then prevailing market rental rates for properties in the City of South San Francisco with shell and office, laboratory and research and development improvements and site (common area) improvements comparable to those then existing in the Buildings and on the Property, taking into account for such determination all tenant improvements constructed at Landlord’s expense (including, but not limited to, all fixtures, equipment and laboratory improvements in place in Building 3 prior to Tenant’s occupancy thereof under the Sublease and in Building 2 prior to the Building 2 Commencement Date), but excluding from such determination any alterations or improvements constructed by Tenant at its sole expense in either Building.

3.2 Late Charge. If Tenant fails to pay when due rental or other amounts due Landlord hereunder, such unpaid amounts shall bear interest for the benefit of Landlord at a rate equal to the lesser of fifteen percent (15%) per annum or the maximum rate permitted by law, from the date due to the date of payment. In addition to such interest, Tenant shall pay to Landlord a late charge in an amount equal to six percent (6%) of any installment of minimum rental and any other amounts due Landlord if not paid in full on or before the fifth (5th) day after such rental or other amount is due. Tenant acknowledges that late payment by Tenant to Landlord of rental or other amounts due hereunder will cause Landlord to incur costs not contemplated by this Lease, including, without limitation, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any loan relating to the Property. Tenant further acknowledges that it is extremely difficult and impractical to fix the exact amount of such costs and that the late charge set forth in this Section 3.2 represents a fair and reasonable estimate thereof. Acceptance of any late charge by Landlord shall not constitute a waiver of Tenant’s default with respect to overdue rental or other amounts, nor shall such acceptance prevent Landlord from exercising any other rights and remedies available to it. Acceptance of rent or other payments by Landlord shall not constitute a waiver of late charges or interest accrued with respect to such rent or other payments or any prior installments thereof, nor of any other defaults by Tenant, whether monetary or non-monetary in nature, remaining uncured at the time of such acceptance of rent or other payments.

4. [OMITTED.]

5. [OMITTED.]

6. TAXES

6.1 Personal Property. Tenant shall be responsible for and shall pay prior to delinquency all taxes and assessments levied against or by reason of (a) any and all alterations, additions and items installed or placed on or in the Buildings and taxed as personal property rather than as real property, and/or (b) all personal property, trade fixtures and other property placed by Tenant on or about the Property. Upon request by Landlord, Tenant shall furnish Landlord with satisfactory evidence of Tenant’s payment thereof. If at any time during the term of this Lease any of said alterations, additions or personal property, whether or not belonging to Tenant, shall be taxed or assessed as part of the Property, then such tax or assessment shall be paid by Tenant to Landlord within fifteen (15) days after presentation by Landlord of copies of the tax bills in which such taxes and assessments are included and shall, for the purposes of this Lease, be deemed to be personal property taxes or assessments under this Section 6.1.

6.2 Real Property. To the extent any real property taxes and assessments on the Property (including, but not limited to, the Improvements or any portion thereof) are assessed directly to Tenant, Tenant shall be responsible for and shall pay prior to delinquency all such taxes and assessments levied against the Property. Upon request by Landlord, Tenant shall furnish Landlord with satisfactory evidence of Tenant’s payment thereof. To the extent the Property and/or Improvements are taxed or assessed to Landlord following the Effective Date (as to Building 3) or the Building 2 Commencement Date (as to Building 2), such real property taxes and assessments shall constitute Operating Expenses (as that term is defined in Section 7.2 of this Lease) and shall be paid in accordance with the provisions of Article 7 of this Lease.

7. OPERATING EXPENSES

7.1 Payment of Operating Expenses.

(a) Tenant shall pay to Landlord, at the time and in the manner hereinafter set forth, as additional rental, an amount equal to eighteen and twenty-eight hundredths percent (18.28%) (“Tenant’s Operating Cost Share”) of the Operating Expenses defined in Section 7.2; provided, however, that the Tenant’s Operating Cost Share set forth in the preceding portion of this sentence shall apply only to expenses that are determined and allocated by Landlord on a Center-wide or multi-building basis, subject to any adjustments required under any other applicable provisions of this Section 7.1, and that Tenant’s Operating Cost Share shall be one hundred percent (100%) with respect to any Operating Expenses defined in Section 7.2 that are reasonably allocable solely to either of the Buildings and/or to a separate legal parcel (if any) on which either of the Buildings is located; and provided further, that during the period from the Effective Date to (but not including) the Building 2 Commencement Date, Tenant’s Operating Cost Share with respect to Center-wide or multi-building expenses shall be ten and seventy-three hundredths percent (10.73%), reflecting solely the square footage of Building 3. As of the date of this Lease, Landlord represents that Landlord’s current practice is to allocate only the security expenses for the Center on a Center-wide basis and that all other Operating Expenses (including, but not limited to, real and personal property taxes and assessments, insurance, Building maintenance, property management, landscape maintenance and irrigation, and parking area maintenance and lighting) are determined and allocated on a stand-alone basis to the respective Buildings and/or to the separate legal parcels (if any) on which the respective Buildings are located.

(b) Tenant’s Operating Cost Share as specified in paragraph (a) of this Section with respect to Operating Expenses which are determined and allocated on a Center-wide or multi-building basis is based upon an area of 67,672 square feet for Building 3, upon an area of 47,566 square feet for Building 2, and upon an aggregate area of 630,528 square feet for the existing buildings owned by Landlord in the Center and consolidated with the Buildings for operation, maintenance, common area and Operating Expense purposes. If the actual area of the buildings owned from time to time by Landlord in the Center and consolidated with the Buildings for operation, maintenance, common area and Operating Expense purposes, as such area is determined in good faith by Landlord’s architect on the same basis of measurement under which the respective Buildings have been determined to contain the respective square footages indicated above in this paragraph (from the exterior faces of exterior walls and from the dripline of any overhangs, except that in the case of any two-story recesses or overhangs, the area to the dripline of the overhang shall be counted as part of the area of the first story but not as part of the area of the second story), differs from the assumed figure set forth above (including, but not limited to, any such difference arising from any construction of additional buildings in the Center as contemplated in Section 7.1(c) hereof), then Tenant’s Operating Cost Share as it applies to Operating Expenses that are determined and allocated on a Center-wide or multi-building basis shall be adjusted to reflect the actual areas so determined as they exist from time to time.

(c) If Landlord at any time constructs additional buildings in the Center or on any adjacent property owned by Landlord and operated, for common area purposes, on an integrated basis with the Center, then Tenant’s Operating Cost Share as it applies to Operating Expenses that are determined and allocated on a Center-wide or multi-building basis shall be adjusted to be equal to the percentage determined by dividing the gross square footage of the Buildings as they exist from time to time by the gross square footage of all buildings located in the Center or on any applicable adjacent property owned by Landlord as described above. In determining such percentage, a building shall be taken into account from and after the date on which a tenant first enters into possession of the building or a portion thereof, and the good faith determination of the gross square footage of any such building by Landlord’s architects shall be final and binding upon the parties.

7.2 Definition Of Operating Expenses.

(a) Subject to the exclusions and provisions hereinafter contained, the term “Operating Expenses” shall mean the total costs and expenses incurred by or allocable to Landlord for management, operation and maintenance of the Improvements, the Buildings, the Property and the Center (or, in the case of items that are determined and allocated on a stand-alone basis as described in Section 7.1, that portion of the Property and the Center on which the Building is located), including, without limitation, costs and expenses of (i) insurance (including earthquake and environmental insurance), property management, landscaping, and the operation, repair and maintenance of buildings and Common Areas (including, without limitation, repair and maintenance of the Breezeway, the costs of which repair and maintenance shall constitute an Operating Expense specially allocable half to Building 2 and half to the adjacent building as provided in Section 1.1(b) above); (ii) all utilities and services; (iii) real and personal property taxes and assessments or substitutes therefor levied or assessed against the Center or any part thereof, including (but not limited to) any possessory interest, use, business, license or other taxes or fees, any taxes imposed directly on rents or services, any assessments or charges for police or fire protection, housing, transit, open space, street or sidewalk construction or maintenance or other similar services from time to time by any governmental or quasi-governmental entity, and any other new taxes on landlords in addition to taxes now in effect; (iv) supplies, equipment, utilities and tools used in management, operation and maintenance of the Center; (v) capital improvements to the Center, the Improvements or the Buildings, amortized over a reasonable period, (aa) which reduce or will cause future reduction of other items of Operating Expenses for which Tenant is otherwise required to contribute or (bb) which are required by law, ordinance, regulation or order of any governmental authority or (cc) of which Tenant has use or which benefit Tenant; and (vi) any other costs (including, but not limited to, any parking or utilities fees or surcharges) allocable to or paid by Landlord, as owner of the Center, Buildings or Improvements, pursuant to any applicable laws, ordinances, regulations or orders of any governmental or quasi-governmental authority or pursuant to the terms of any declarations of covenants, conditions and restrictions now or hereafter affecting the Center or any other property over which Tenant has non-exclusive use rights as contemplated in Section 1.1(b) hereof. Operating Expenses shall not include any costs attributable to Landlord’s Work, nor any costs attributable to the initial construction of the Buildings or of Common Area improvements in the Center. The distinction between items of ordinary operating maintenance and repair and items of a capital nature shall be made in accordance with generally accepted accounting principles applied on a consistent basis or in accordance with tax accounting principles, as determined in good faith by Landlord’s accountants.

(b) Notwithstanding anything to the contrary contained in this Lease, the following shall not be included within Operating Expenses:

(i) Costs of maintenance or repair of the roof membrane for any building, except during periods (if any) in which costs of maintenance or repair of the roof membranes for the Buildings are likewise included as an Operating Expense (rather than being incurred directly by Tenant or passed through directly to Tenant);

(ii) Leasing commissions, attorneys’ fees, costs, disbursements, and other expenses incurred in connection with negotiations or disputes with tenants, or in connection with leasing, renovating or improving space for tenants or other occupants or prospective tenants or other occupants of the Center or of any other property owned by Landlord;

(iii) The cost of any service sold to any tenant (including Tenant) or other occupant for which Landlord is entitled to be reimbursed as an additional charge or rental over and above the basic rent and operating expenses payable under the lease with that tenant;

(iv) Any depreciation on the Buildings or on any other improvements in the Center or on any other property owned by Landlord;

(v) Expenses in connection with services or other benefits of a type that are not offered or made available to Tenant but that are provided to another tenant of the Center or of any other property owned by Landlord;

(vi) Costs incurred due to Landlord’s violation of any terms or conditions of this Lease or of any other lease relating to the Buildings or to any other portion of the Center or of any other property owned by Landlord;

(vii) Overhead profit increments paid to any subsidiary or affiliate of Landlord for management or other services on or to the Center or any portion thereof or any other property owned by Landlord, or for supplies or other materials to the extent that the cost of the services, supplies or materials exceeds the cost that would have been paid had the services, supplies or materials been provided by unaffiliated parties on a competitive basis;

(viii) All interest, loan fees and other carrying costs related to any mortgage or deed of trust or related to any capital item, and all rental and other amounts payable under any ground or underlying lease, or under any lease for any equipment ordinarily considered to be of a capital nature (except (A) janitorial equipment which is not affixed to the Buildings and/or (B) equipment the cost of which, if purchased, would be considered an amortizable Operating Expense under the provisions of this Section 7.2, notwithstanding the capital nature of such equipment);

(ix) Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;

(x) Advertising and promotional expenditures;

(xi) Costs of repairs and other work occasioned by fire, windstorm or other casualty of an insurable nature, except to the extent of any applicable deductible amounts under insurance actually carried by Landlord;

(xii) Any costs, fines or penalties incurred due to violations by Landlord of any governmental rule or authority or of this Lease or any other lease of any portion of the Center or any other property owned by Landlord, or due to Landlord’s negligence or willful misconduct;

(xiii) Management fees to the extent they exceed, in any given period, one percent (1%) of gross income (rent and Operating Expenses) received by Landlord with respect to the Center (and any other property owned by Landlord and operated on an integrated basis with the Center for operation, maintenance and common area purposes) during the applicable period;

(xiv) Costs for sculpture, paintings or other objects of art, and for any insurance thereon or extraordinary security in connection therewith;

(xv) Wages, salaries or other compensation paid to any executive employees above the grade of building manager;

(xvi) The cost of correcting any building code or other violations which were violations prior to the Effective Date;

(xvii) The cost of containing, removing or otherwise remediating any contamination of the Center (including the underlying land and groundwater) by any toxic or hazardous materials (including, without limitation, asbestos and PCBs); and

(xviii) Premiums for earthquake insurance coverage, but only to the extent (if any) that such premiums exceed, in any applicable period, a commercially reasonable rate, taking into account all relevant factors (including, but not limited to, the nature, size and location of the Center, the nature and value of the improvements therein that are owned by or insurable by Landlord, and the general availability and cost of commercial earthquake insurance in the insurance markets existing from time to time during the term of this Lease).

7.3 Determination Of Operating Expenses. On or before the Effective Date and during the last month of each calendar year of the term of this Lease (“Lease Year”), or as soon thereafter as practical, Landlord shall provide Tenant notice of Landlord’s estimate of the Operating Expenses for the ensuing Lease Year or applicable portion thereof. On or before the first day of each month during the ensuing Lease Year or applicable portion thereof, beginning on the Effective Date with respect to Building 3 and on the Building 2 Commencement Date with respect to Building 2, Tenant shall pay to Landlord Tenant’s Operating Cost Share of the portion of such estimated Operating Expenses allocable (on a prorata basis) to the applicable Building or Buildings for such month; provided, however, that if such notice is not given in the last month of a Lease Year, Tenant shall continue to pay on the basis of the prior year’s estimate, if any, until the month after such notice is given. If at any time or times it appears to Landlord that the actual Operating Expenses will vary from Landlord’s estimate by more than five percent (5%), Landlord may, by notice to Tenant, revise its estimate for such year and subsequent payments by Tenant for such year shall be based upon such revised estimate.

7.4 Final Accounting For Lease Year.

(a) Within ninety (90) days after the close of each Lease Year, or as soon after such 90-day period as practicable, Landlord shall deliver to Tenant a statement of Tenant’s Operating Cost Share of the Operating Expenses for such Lease Year prepared by Landlord from Landlord’s books and records, which statement shall be final and binding on Landlord and Tenant (except as provided in Section 7.4(b)). If on the basis of such statement Tenant owes an amount that is more or less than the estimated payments for such Lease Year previously made by Tenant, Tenant or Landlord, as the case may be, shall pay the deficiency to the other party within thirty (30) days after delivery of the statement. Failure or inability of Landlord to deliver the annual statement within such ninety (90) day period shall not impair or constitute a waiver of Tenant’s obligation to pay Operating Expenses, or cause Landlord to incur any liability for damages.

(b) At any time within three (3) months after receipt of Landlord’s annual statement of Operating Expenses as contemplated in Section 7.4(a), Tenant shall be entitled, upon reasonable written notice to Landlord and during normal business hours at Landlord’s office or such other places as Landlord shall designate, to inspect and examine those books and records of Landlord relating to the determination of Operating Expenses for the immediately preceding Lease Year covered by such annual statement or, if Tenant so elects by written notice to Landlord, to request an independent audit of such books and records. The independent audit of the books and records shall be conducted by a certified public accountant acceptable to both Landlord and Tenant or, if the parties are unable to agree, by a certified public accountant appointed by the Presiding Judge of the San Mateo County Superior Court upon the application of either Landlord or Tenant (with notice to the other party). In either event, such certified public accountant shall be one who is not then employed in any capacity by Landlord or Tenant or by any of their respective affiliates. The audit shall be limited to the determination of the amount of Operating Expenses for the subject Lease Year, and shall be based on generally accepted accounting principles and tax accounting principles, consistently applied. If it is determined, by mutual agreement of Landlord and Tenant or by independent audit, that the amount of Operating Expenses billed to or paid by Tenant for the applicable Lease Year was incorrect, then the appropriate party shall pay to the other party the deficiency or overpayment, as applicable, within thirty (30) days after the final determination of such deficiency or overpayment. All costs and expenses of the audit shall be paid by Tenant unless the audit shows that Landlord overstated Operating Expenses for the subject Lease Year by more than five percent (5%), in which case Landlord shall pay all costs and expenses of the audit. Each party agrees to maintain the confidentiality of the findings of any audit in accordance with the provisions of this Section 7.4.

7.5 Proration. If the Effective Date or the Building 2 Commencement Date falls on a day other than the first day of a Lease Year or if this Lease terminates on a day other than the last day of a Lease Year, then the amount of Operating Expenses payable by Tenant with respect to such first or last partial Lease Year shall be prorated on the basis which the number of days during such Lease Year in which this Lease is in effect bears to 365. The termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to Section 7.4 to be performed after such termination.

8. UTILITIES

8.1 Payment. Commencing with the Effective Date with respect to Building 3 and with the Building 2 Commencement Date with respect to Building 2, and thereafter throughout the term of this Lease, Tenant shall pay, before delinquency, all charges for water, gas, heat, light, electricity, power, sewer, telephone, alarm system, janitorial and other services or utilities supplied to or consumed in or with respect to the Buildings (other than any separately metered costs for water, electricity or other services or utilities furnished with respect to the Common Areas, which costs shall be paid by Landlord and shall constitute Operating Expenses under Section 7.2 hereof), including any taxes on such services and utilities. It is the intention of the parties that all such services shall be separately metered to the Buildings. In the event that any of such services supplied to the Buildings are not separately metered, then the amount thereof shall be an item of Operating Expenses and shall be paid as provided in Article 7.

8.2 Interruption. There shall be no abatement of rent or other charges required to be paid hereunder and Landlord shall not be liable in damages or otherwise for interruption or failure of any service or utility furnished to or used with respect to the Buildings or Property because of accident, making of repairs, alterations or improvements, severe weather, difficulty or inability in obtaining services or supplies, labor difficulties or any other cause. Notwithstanding the foregoing provisions of this Section 8.2, however, in the event of any interruption or failure of any service or utility to a Building or Buildings that (i) is caused in whole or in material part by the active negligence or willful misconduct of Landlord or its agents or employees and (ii) continues for more than three (3) business days and (iii) materially impairs Tenant’s ability to use the applicable Building(s) for the intended purposes hereunder, then following such three (3) business day period, Tenant’s obligations for payment of rent and other charges under this Lease shall be abated in proportion to the degree of impairment of Tenant’s use of the affected Building(s), and such abatement shall continue until Tenant’s use of the affected Building(s) is no longer materially impaired thereby.

9. ALTERATIONS; SIGNS

9.1 Right To Make Alterations. Tenant shall make no alterations, additions or improvements to the Buildings or the Property, other than interior non-structural alterations costing less than Fifty Thousand Dollars ($50,000.00) in the aggregate, per Building, during any twelve (12) month period, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. All such alterations, additions and improvements shall be completed with due diligence in a first-class workmanlike manner, in compliance with plans and specifications approved in writing by Landlord and in compliance with all applicable laws, ordinances, rules and regulations, and to the extent Landlord’s consent is not otherwise required hereunder for such alterations, additions or improvements, Tenant shall give prompt written notice thereof to Landlord. Tenant shall cause any contractors engaged by Tenant for work in the Buildings or on the Property to maintain public liability and property damage insurance, and other customary insurance, with such terms and in such amounts as Landlord may reasonably require, naming as additional insureds Landlord and any of its partners, shareholders, property managers and lenders designated by Landlord for this purpose, and shall furnish Landlord with certificates of insurance or other evidence that such coverage is in effect. Notwithstanding any other provisions of this Section 9.1, under no circumstances shall Tenant make any structural alterations or improvements, or any substantial changes to the roof or substantial equipment installations on the roof, or any substantial changes or alterations to the building systems, without Landlord’s prior written consent (which consent shall not be unreasonably withheld or delayed). If Tenant so requests in seeking Landlord’s consent to any alterations, additions or improvements, Landlord shall specify in granting such consent whether Landlord intends to require that Tenant remove such alterations, additions or improvements (or any specified portions thereof) upon expiration or termination of this Lease. Landlord shall receive no fee for supervision, profit, overhead or general conditions in connection with any alterations, additions or improvements constructed or installed by Tenant under this Lease.

9.2 Title To Alterations. All alterations, additions and improvements installed in, on or about the Buildings or the Property shall become part of the Property and shall become the property of Landlord, unless Landlord elects to require Tenant to remove the same upon the termination of this Lease; provided, however, that the foregoing shall not apply to Tenant’s movable furniture and equipment and trade fixtures. Tenant shall promptly repair any damage caused by its removal of any such furniture, equipment or trade fixtures. Notwithstanding any other provisions of this Article 9, however, (a) under no circumstances shall Tenant have any right to remove from the Buildings or the Property, during the term of this Lease or at the expiration or termination of this Lease, any lab benches, fume hoods, cold rooms or other similar improvements and equipment existing in the Buildings (i) in the case of Building 3, at the time Tenant took occupancy of Building 3 pursuant to the Sublease, and/or (ii) in the case of Buildings 2, on the Building 2 Commencement Date, in each case except with Landlord’s written consent (which consent may take the form of either (x) a separate written consent or (y) a written approval of plans for proposed alterations or improvements, if and to the extent that such plans specifically show the removal or relocation of any existing lab benches, fume hoods, cold rooms or other similar improvements or equipment as part of the proposed alterations or improvements), and (b) if Tenant requests Landlord’s written consent to any alterations, additions or improvements under Section 9.1 hereof and, in requesting such consent, asks that Landlord specify whether Landlord will require removal of such alterations, additions or improvements upon termination or expiration of this Lease, then Landlord shall not be entitled to require such removal unless Landlord specified its intention to do so at the time of granting of Landlord’s consent to the requested alterations, additions or improvements. Nothing in this Section 9.2 is intended, or shall be construed, to alter or impair any ownership rights acquired by Tenant with respect to any such existing personal property, furnishings or equipment previously owned by Sugen, Inc. and conveyed by Sugen, Inc. to Tenant pursuant to the Sublease (as specified in Paragraph 4 of the Sublease and Exhibit C-1 to the Sublease).

9.3 Tenant Fixtures. Subject to the final sentence of Section 9.2 and to Section 9.5, Tenant may install, remove and reinstall trade fixtures without Landlord’s prior written consent, except that installation and removal of any fixtures which are affixed to the Buildings or the Property or which affect the exterior or structural portions of the Buildings or the building systems shall require Landlord’s written approval, which approval shall not be unreasonably withheld or delayed. Subject to the provisions of Section 9.5, the foregoing shall apply to Tenant’s signs, logos and insignia, all of which Tenant shall have the right to place and remove and replace (a) only with Landlord’s prior written consent as to location, size and composition, which consent shall not be unreasonably withheld or delayed, and (b) only in compliance with all restrictions and requirements of applicable law and of any covenants, conditions and restrictions or other written agreements now or hereafter applicable to the Property. Tenant shall immediately repair any damage caused by installation and removal of fixtures under this Section 9.3.

9.4 No Liens. Tenant shall at all times keep the Buildings and the Property free from all liens and claims of any contractors, subcontractors, materialmen, suppliers or any other parties employed either directly or indirectly by Tenant in construction work on the Buildings or the Property. Tenant may contest any claim of lien, but only if, prior to such contest, Tenant either (i) posts security in the amount of the claim, plus estimated costs and interest, or (ii) records a bond of a responsible corporate surety in such amount as may be required to release the lien from the Buildings and the Property. Tenant shall indemnify, defend and hold Landlord harmless against any and all liability, loss, damage, cost and other expenses, including, without limitation, reasonable attorneys’ fees, arising out of claims of any lien for work performed or materials or supplies furnished at the request of Tenant or persons claiming under Tenant.

9.5 Signs. Without limiting the generality of the provisions of Section 9.3 hereof, Tenant shall have the right to display its corporate name and logo on the Buildings and in front of the entrances to the respective Buildings, subject to Landlord’s prior approval as to location, size, design and composition (which approval shall not be unreasonably withheld or delayed), subject to the established sign criteria for the Britannia Pointe Grand Business Park and subject to all restrictions and requirements of applicable law and of any covenants, conditions and restrictions or other written agreements now or hereafter applicable to the Property.

10. MAINTENANCE AND REPAIRS

10.1 Landlord’s Work.

(a) Landlord shall repair and maintain or cause to be repaired and maintained the Common Areas of the Property and the roof (structural portions only), exterior walls and other structural portions of the Buildings. In addition, Landlord shall repair and maintain the Breezeway, which is an area of shared use (for ingress and egress) between Tenant and the tenant of the adjacent building at 230 East Grand Avenue. The cost of all work performed by Landlord under this Section 10.1 shall be an Operating Expense hereunder, except to the extent such work (i) is required due to the negligence of Landlord, (ii) involves the repair or correction of a condition or defect that Landlord is required to correct pursuant to Section 5.2 hereof, (iii) is a capital expense not includible as an Operating Expense under Section 7.2 hereof, or (iv) is required due to the negligence or willful misconduct of Tenant or its agents, employees or invitees (in which event Tenant shall bear the full cost of such work pursuant to the indemnification provided in Section 12.6 hereof, subject to the release set forth in Section 12.4 hereof). Tenant knowingly and voluntarily waives the right to make repairs at Landlord’s expense, except to the extent permitted by Section 10.1(b) below, or to offset the cost thereof against rent, under any law, statute, regulation or ordinance now or hereafter in effect.

(b) If Landlord fails to perform any repairs or maintenance required to be performed by Landlord on the Buildings under Section 10.1(a) and such failure continues for thirty (30) days or more after Tenant gives Landlord written notice of such failure (or, if such repairs or maintenance cannot reasonably be performed within such 30-day period, then if Landlord fails to commence performance within such 30-day period and thereafter to pursue such performance diligently to completion), then Tenant shall have the right to perform such repairs or maintenance and Landlord shall reimburse Tenant for the reasonable cost thereof within fifteen (15) days after written notice from Tenant of the completion and cost of such work, accompanied by copies of invoices or other reasonable supporting documentation. Under no circumstances, however, shall Tenant have any right to offset the cost of any such work against rent or other charges falling due from time to time under this Lease.

10.2 Tenant’s Obligation For Maintenance.

(a) Good Order, Condition And Repair. Except as provided in Section 10.1 hereof, Tenant at its sole cost and expense shall keep and maintain in good and sanitary order, condition and repair the Buildings and every part thereof, wherever located, including but not limited to the roof (non-structural portions only), signs, interior, ceiling, electrical system, plumbing system, telephone and communications systems of the Buildings, the HVAC equipment and related mechanical systems serving the Buildings (for which equipment and systems Tenant shall enter into a service contract with a person or entity designated or approved by Landlord), all doors, door checks, windows, plate glass, door fronts, exposed plumbing and sewage and other utility facilities, fixtures, lighting, wall surfaces, floor surfaces and ceiling surfaces of the Buildings and all other interior repairs, foreseen and unforeseen, with respect to the Buildings, as required.

(b) Landlord’s Remedy. If Tenant, after notice from Landlord, fails to make or perform promptly any repairs or maintenance which are the obligation of Tenant hereunder, Landlord shall have the right, but shall not be required, to enter the Buildings and make the repairs or perform the maintenance necessary to restore the Buildings to good and sanitary order, condition and repair. Immediately on demand from Landlord, the cost of such repairs shall be due and payable by Tenant to Landlord.

(c) Condition Upon Surrender. At the expiration or sooner termination of this Lease, Tenant shall surrender the Buildings and the Improvements, including any additions, alterations and improvements thereto, broom clean, in good and sanitary order, condition and repair, ordinary wear and tear excepted, first, however, removing all goods and effects of Tenant and all and fixtures and items required to be removed or specified to be removed at Landlord’s election pursuant to this Lease (including, but not limited to, any such removal required as a result of an election duly made by Landlord to require such removal as contemplated in Section 9.2), and repairing any damage caused by such removal. Tenant shall not have the right to remove fixtures or equipment if Tenant is in default hereunder unless Landlord specifically waives this provision in writing. Tenant expressly waives any and all interest in any personal property and trade fixtures not removed from the Property by Tenant at the expiration or termination of this Lease, agrees that any such personal property and trade fixtures may, at Landlord’s election, be deemed to have been abandoned by Tenant, and authorizes Landlord (at its election and without prejudice to any other remedies under this Lease or under applicable law) to remove and either retain, store or dispose of such property at Tenant’s cost and expense, and Tenant waives all claims against Landlord for any damages resulting from any such removal, storage, retention or disposal.

11. USE OF PROPERTY

11.1 Permitted Use. Subject to Sections 11.3, 11.4 and 11.6 hereof, Tenant shall use the Buildings solely for a laboratory research and development facility, including (but not limited to) wet chemistry and biology labs, clean rooms, pilot scale, clinical scale and GMP scale manufacturing, storage and use of toxic and radioactive materials (subject to the provisions of Section 11.6 hereof), administrative offices, and other lawful purposes reasonably related to or incidental to such specified uses (subject in each case to receipt of all necessary approvals from the City of South San Francisco and other governmental agencies having jurisdiction over the Buildings), and for no other purpose.

11.2 [Omitted.]

11.3 No Nuisance. Tenant shall not use the Property for or carry on or permit upon the Property or any part thereof any offensive, noisy or dangerous trade, business, manufacture, occupation, odor or fumes, or any nuisance or anything against public policy, nor interfere with the rights or business of Landlord in the Buildings or the Property, nor commit or allow to be committed any waste in, on or about the Property. Tenant shall not do or permit anything to be done in or about the Property, nor bring nor keep anything therein, which will in any way cause the Property to be uninsurable with respect to the insurance required by this Lease or with respect to standard fire and extended coverage insurance with vandalism, malicious mischief and riot endorsements.

11.4 Compliance With Laws. Tenant shall not use the Property or permit the Property to be used in whole or in part for any purpose or use that is in violation of any applicable laws, ordinances, regulations or rules of any governmental agency or public authority. Tenant shall keep the Buildings and Improvements equipped with all safety appliances required by law, ordinance or insurance on the Property, or any order or regulation of any public authority, because of Tenant’s particular use of the Property. Tenant shall procure all licenses and permits required for use of the Property. Tenant shall use the Property in strict accordance with all applicable ordinances, rules, laws and regulations and shall comply with all requirements of all governmental authorities now in force or which may hereafter be in force pertaining to the use of the Property by Tenant, including, without limitation, regulations applicable to noise, water, soil and air pollution, and making such nonstructural alterations and additions thereto as may be required from time to time by such laws, ordinances, rules, regulations and requirements of governmental authorities or insurers of the Property (collectively, “Requirements”) because of Tenant’s construction of improvements in or other particular use of the Property. Any structural alterations or additions required from time to time by applicable Requirements because of Tenant’s construction of improvements in the Buildings or other particular use of the Property shall, at Landlord’s election, either (i) be made by Tenant, at Tenant’s sole cost and expense, in accordance with the procedures and standards set forth in Section 9.1 for alterations by Tenant, or (ii) be made by Landlord at Tenant’s sole cost and expense, in which event Tenant shall pay to Landlord as additional rent, within ten (10) days after demand by Landlord, an amount equal to all reasonable costs incurred by Landlord in connection with such alterations or additions. The judgment of any court, or the admission by Tenant in any proceeding against Tenant, that Tenant has violated any law, statute, ordinance or governmental rule, regulation or requirement shall be conclusive of such violation as between Landlord and Tenant.

11.5 Liquidation Sales. Tenant shall not conduct or permit to be conducted any auction, bankruptcy sale, liquidation sale, or going out of business sale, in, upon or about the Property, whether said auction or sale be voluntary, involuntary or pursuant to any assignment for the benefit of creditors, or pursuant to any bankruptcy or other insolvency proceeding.

11.6 Environmental Matters.

(a) For purposes of this Section, “hazardous substance” shall mean the substances included within the definitions of the term “hazardous substance” under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq., and the regulations promulgated thereunder, as amended, (ii) the California Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code §§ 25300 et seq., and regulations promulgated thereunder, as amended, (iii) the Hazardous Materials Release Response Plans and Inventory Act, California Heath & Safety Code §§ 25500 et seq., and regulations promulgated thereunder, as amended, and (iv) petroleum; “hazardous waste” shall mean (i) any waste listed as or meeting the identified characteristics of a “hazardous waste” under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq., and regulations promulgated pursuant thereto, as amended (collectively, “RCRA”), (ii) any waste meeting the identified characteristics of “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under the California Hazardous Waste Control Law, California Health & Safety Code §§ 25100 et seq., and regulations promulgated pursuant thereto, as amended (collectively, the “CHWCL”), and/or (iii) any waste meeting the identified characteristics of “medical waste” under California Health & Safety Code §§ 25015-25027.8, and regulations promulgated thereunder, as amended; and “hazardous waste facility” shall mean a hazardous waste facility as defined under the CHWCL.

(b) Without limiting the generality of the obligations set forth in Section 11.4 of this Lease:

(i) Tenant shall not cause or permit any hazardous substance or hazardous waste to be brought upon, kept, stored or used in or about the Property without the prior written consent of Landlord, which consent shall not be unreasonably withheld, except that Tenant, in connection with its permitted use of the Property as provided in Section 11.1, may keep, store and use materials that constitute hazardous substances which are customary for such permitted use, provided such hazardous substances are kept, stored and used in quantities which are customary for such permitted use and are kept, stored and used in full compliance with clauses (ii) and (iii) immediately below.

(ii) Tenant shall comply with all applicable laws, rules, regulations, orders, permits, licenses and operating plans of any governmental authority with respect to the receipt, use, handling, generation, transportation, storage, treatment and/or disposal of hazardous substances or wastes by Tenant or its agents or employees, and Tenant will provide Landlord with copies of all permits, licenses, registrations and other similar documents that authorize Tenant to conduct any such activities in connection with its authorized use of the Property from time to time.

(iii) Tenant shall not (A) operate on or about the Property any facility required to be permitted or licensed as a hazardous waste facility or for which interim status as such is required, nor (B) store any hazardous wastes on or about the Property for ninety (90) days or more, nor (C) conduct any other activities on or about the Property that could result in the Property being deemed to be a “hazardous waste facility” (including, but not limited to, any storage or treatment of hazardous substances or hazardous wastes which could have such a result).

(iv) Tenant shall comply with all applicable laws, rules, regulations, orders and permits relating to underground storage tanks installed by Tenant or its agents or employees or at the request of Tenant (including any installation, monitoring, maintenance, closure and/or removal of such tanks) as such tanks are defined in California Health & Safety Code § 25281(x), including, without limitation, complying with California Health & Safety Code §§ 25280-25299.7 and the regulations promulgated thereunder, as amended. Tenant shall furnish to Landlord copies of all registrations and permits issued to or held by Tenant from time to time for any and all underground storage tanks located on or under the Property.

(v) If applicable, Tenant shall provide Landlord in writing the following information and/or documentation within fifteen (15) days after the Effective Date, and shall update such information at least annually, on or before each anniversary of the Effective Date, to reflect any change in or addition to the required information and/or documentation (provided, however, that in the case of the materials described in subparagraphs (B), (C) and (E) below, Tenant shall not be required to deliver copies of such materials to Landlord but shall maintain copies of such materials to such extent and for such periods as may be required by applicable law and shall permit Landlord or its representatives to inspect and copy such materials during normal business hours at any time and from time to time upon reasonable notice to Tenant):

(A) A list of all hazardous substances and/or wastes that Tenant receives, uses, handles, generates, transports, stores, treats or disposes of from time to time in connection with its operations on the Property.

(B) All Material Safety Data Sheets (“MSDS’s”), if any, required to be completed with respect to operations of Tenant at the Property from time to time in accordance with Title 26, California Code of Regulations § 8-5194 or 42 U.S.C. § 11021, or any amendments thereto, and any Hazardous Materials Inventory Sheets that detail the MSDS’s.

(C) All hazardous waste manifests (as defined in Title 26, California Code of Regulations § 22-66481), if any, that Tenant is required to complete from time to time in connection with its operations at the Property.

(D) A copy of any Hazardous Materials Management Plan required from time to time with respect to Tenant’s operations at the Property, pursuant to California Health & Safety Code §§ 25500 et seq., and any regulations promulgated thereunder, as amended.

(E) Any Contingency Plans and Emergency Procedures required of Tenant from time to time due to its operations in accordance with Title 26, California Code of Regulations §§ 22-67140 et seq., and any amendments thereto, and any Training Programs and Records required under Title 26, California Code of Regulations, § 22-67105, and any amendments thereto.

(F) Copies of any biennial reports to be furnished to the California Department of Health Services from time to time relating to hazardous substances or wastes, pursuant to Title 26, California Code of Regulations, § 22-66493, and any amendments thereto.

(G) Copies of all industrial wastewater discharge permits issued to or held by Tenant from time to time in connection with its operations on the Property.

(H) Copies of any other lists or inventories of hazardous substances and/or wastes on or about the Property that Tenant is otherwise required to prepare and file from time to time with any governmental or regulatory authority.

(vi) Tenant shall secure Landlord’s prior written approval for any proposed receipt, storage, possession, use, transfer or disposal of “radioactive materials” or “radiation,” as such materials are defined in Title 26, California Code of Regulations § 17-30100, and/or any other materials possessing the characteristics of the materials so defined, which approval Landlord may withhold in its sole and absolute discretion; provided, that such approval shall not be required for any radioactive materials for which Tenant has secured prior written approval of the Nuclear Regulatory Commission and delivered to Landlord a copy of such approval. Tenant, in connection with any such authorized receipt, storage, possession, use, transfer or disposal of radioactive materials or radiation, shall:

(A) Comply with all federal, state and local laws, rules, regulations, orders, licenses and permits issued to or applicable to Tenant with respect to its business operations on the Property;

(B) Maintain, to such extent and for such periods as may be required by applicable law, and permit Landlord and its representatives to inspect during normal business hours at any time and from time to time upon reasonable notice to Tenant, a list of all radioactive materials or radiation received, stored, possessed, used, transferred or disposed of by Tenant or in connection with the operation of Tenant’s business on the Property from time to time, to the extent not already disclosed through delivery of a copy of a Nuclear Regulatory Commission approval with respect thereto as contemplated above; and

(C) Maintain, to such extent and for such periods as may be required by applicable law, and permit Landlord or its representatives to inspect during normal business hours at any time and from time to time upon reasonable notice to Tenant, all licenses, registration materials, inspection reports, governmental orders and permits in connection with the receipt, storage, possession, use, transfer or disposal of radioactive materials or radiation by Tenant or in connection with the operation of Tenant’s business on the Property from time to time.

(vii) Tenant shall comply with any and all applicable laws, rules, regulations and orders of any governmental authority with respect to the release into the environment of any hazardous wastes or substances or radiation or radioactive materials by Tenant or its agents or employees. Tenant shall give Landlord immediate verbal notice of any unauthorized release of any such hazardous wastes or substances or radiation or radioactive materials into the environment, and shall follow such verbal notice with written notice to Landlord of such release within twenty-four (24) hours of the time at which Tenant became aware of such release.

(viii) Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, losses (including, but not limited to, loss of rental income), damages, liabilities, costs, legal fees and expenses of any sort arising out of or relating to (A) any failure by Tenant to comply with any provisions of this paragraph 11.6(b), or (B) any receipt, use handling, generation, transportation, storage, treatment, release and/or disposal of any hazardous substance or waste or any radioactive material or radiation on or about the Property as a proximate result of Tenant’s use of the Property or as a result of any intentional or negligent acts or omissions of Tenant or of any agent, employee or invitee of Tenant.

(ix) Tenant shall cooperate with Landlord in furnishing Landlord with complete information regarding Tenant’s receipt, handling, use, storage, transportation, generation, treatment and/or disposal of any hazardous substances or wastes or radiation or radioactive materials. Upon request, Tenant shall grant Landlord reasonable access at reasonable times to the Property to inspect Tenant’s receipt, handling, use, storage, transportation, generation, treatment and/or disposal of hazardous substances or wastes or radiation or radioactive materials, provided that Landlord uses reasonable efforts to avoid any unreasonable interference with Tenant’s business operations in exercising such access and inspection rights, without thereby being deemed guilty of any disturbance of Tenant’s use or possession and without being liable to Tenant in any manner.

(x) Notwithstanding Landlord’s rights of inspection and review under this paragraph 11.6(b), Landlord shall have no obligation or duty to so inspect or review, and no third party shall be entitled to rely on Landlord to conduct any sort of inspection or review by reason of the provisions of this paragraph 11.6(b).

(xi) If Tenant receives, handles, uses, stores, transports, generates, treats and/or disposes of any hazardous substances or wastes or radiation or radioactive materials on or about the Property at any time during the term of this Lease, then within thirty (30) days after the termination or expiration of this Lease, Tenant at its sole cost and expense shall obtain and deliver to Landlord an environmental study, performed by an expert reasonably satisfactory to Landlord, evaluating the presence or absence of hazardous substances and wastes, radiation and radioactive materials on and about the Property. Such study shall be based on a reasonable and prudent level of tests and investigations of the Property and surrounding areas (if appropriate), which tests shall be conducted no earlier than the date of termination or expiration of this Lease. Liability for any remedial actions required or recommended on the basis of such study shall be allocated in accordance with Sections 11.4, 11.6, 12.6 and other applicable provisions of this Lease.

(c) Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, losses, damages, liabilities, costs, legal fees and expenses of any sort arising out of or relating to (i) the presence on the Property of any hazardous substances or wastes or radiation or radioactive materials as of the Effective Date (other than as a result of any intentional or negligent acts or omissions of Tenant or of any agent, employee or invitee of Tenant), (ii) any unauthorized release into the environment (including, but not limited to, the Property) of any hazardous substances or wastes or radiation or radioactive materials to the extent such release results from the negligence of or willful misconduct or omission by Landlord or its agents or employees, and/or (iii) the presence on the Property of any hazardous substances or wastes or radiation or radioactive materials arising after the Effective Date from any cause or source other than as a result of any intentional or negligent acts or omissions of Tenant or of any agent, employee or invitee of Tenant.

(d) The provisions of this Section 11.6 shall survive the termination of this Lease.

12. INSURANCE AND INDEMNITY

12.1 Insurance.

(a) Tenant shall procure and maintain in full force and effect at all times during the term of this Lease, at Tenant’s cost and expense, commercial general liability insurance to protect against liability to the public, or to any invitee of Tenant or Landlord, arising out of or related to the use of or resulting from any accident occurring in, upon or about the Property, with limits of liability of not less than (i) Three Million Dollars ($3,000,000.00) per occurrence for bodily injury, personal injury and death, and Five Hundred Thousand Dollars ($500,000.00) per occurrence for property damage, or (ii) a combined single limit of liability of not less than Five Million Dollars ($5,000,000.00) per occurrence for bodily injury (including personal injury and death) and property damage. Such insurance shall name Landlord, its general partners, its Managing Agent and any lender holding a deed of trust on the Property from time to time (as designated in writing by Landlord to Tenant from time to time) as additional insureds thereunder. The amount of such insurance shall not be construed to limit any liability or obligation of Tenant under this Lease. Tenant shall also procure and maintain in full force and effect at all times during the term of this Lease, at Tenant’s cost and expense, products/completed operations coverage on terms and in amounts (A) customary in Tenant’s industry for companies engaged in the marketing of products on a scale comparable to that in which Tenant is engaged from time to time and (B) mutually satisfactory to Landlord and Tenant in their respective reasonable discretion.

(b) Landlord shall procure and maintain in full force and effect at all times during the term of this Lease, at Landlord’s cost and expense (but reimbursable as an Operating Expense under Section 7.2 hereof), commercial general liability insurance to protect against liability arising out of or related to the use of or resulting from any accident occurring in, upon or about the Property, with combined single limit of liability of not less than Five Million Dollars ($5,000,000.00) per occurrence for bodily injury and property damage.

(c) Landlord shall procure and maintain in full force and effect at all times during the term of this Lease, at Landlord’s cost and expense (but reimbursable as an Operating Expense under Section 7.2 hereof), policies of property insurance providing protection against “all risk of direct physical loss” (as defined by and detailed in the Insurance Service Office’s Commercial Property Program “Cause of Loss—Special Form [CP1030]” or its equivalent) for the shell of the Buildings and for the improvements in the Common Areas of the Property, on a full replacement cost basis (with no co-insurance or, if coverage without co-insurance is not reasonably available, then on an “agreed amount” basis). Such insurance shall include earthquake and environmental coverage and shall have such commercially reasonable deductibles and other terms as Landlord in its reasonable discretion determines to be appropriate. Landlord shall have no obligation under this paragraph (c) to carry property damage insurance for any alterations, additions or improvements installed by Tenant or by any predecessor tenant in the Buildings or on or about the Property.

(d) Landlord shall procure and maintain in full force and effect at all times during the term of this Lease, at Tenant’s cost and expense (chargeable, in Landlord’s discretion, either as an Operating Expense allocable 100% to the Buildings or as a direct pass-through to Tenant), policies of property insurance providing protection against “all risk of direct physical loss” (as defined by and detailed in the Insurance Service Office’s Commercial Property Program “Cause of Loss-Special Form [CP1030]” or its equivalent) for the tenant improvements existing in Building 3 on the date Tenant took occupancy of Building 3 under the Sublease and existing in Building 2 on the Building 2 Commencement Date, and on all other alterations, additions and improvements installed by Tenant from time to time in or about the Buildings, on a full replacement cost basis (with no co-insurance or, if coverage without co-insurance is not reasonably available, then on an “agreed amount” basis). Such insurance may have such commercially reasonable deductibles and other terms as Landlord in its discretion determines to be appropriate, and shall name both Tenant and Landlord as insureds as their interests may appear. The coverage required to be maintained under this paragraph (d) may, in Landlord’s discretion, be added to or combined with Landlord’s master policy carried under paragraph (c)

above, in which event Tenant shall be named as an insured only with respect to the portion of the policy that covers tenant improvements as described in this paragraph (d). Tenant shall provide to Landlord from time to time, upon request by Landlord annually or at other reasonable intervals, an updated schedule of values for the existing tenant improvements and any subsequently constructed tenant improvements in the Buildings, and Landlord shall have no obligation or liability with respect to any underinsurance of tenant improvements that results from Tenant’s failure to keep Landlord informed from time to time, on a current basis, of the insurable value of the tenant improvements in the Buildings.

12.2 Quality Of Policies And Certificates. All policies of insurance required hereunder shall be issued by responsible insurers and, in the case of policies carried or required to be carried by Tenant, shall be written as primary policies not contributing with and not in excess of any coverage that Landlord may carry. Tenant shall deliver to Landlord copies of policies or certificates of insurance showing that said policies are in effect. The coverage provided by such policies shall include the clause or endorsement referred to in Section 12.4. If Tenant fails to acquire, maintain or renew any insurance required to be maintained by it under this Article 12 or to pay the premium therefor, then Landlord, at its option and in addition to its other remedies, but without obligation so to do, may procure such insurance, and any sums expended by it to procure any such insurance on behalf of or in place of Tenant shall be repaid upon demand, with interest as provided in Section 3.2 hereof. Tenant shall obtain written undertakings from each insurer under policies required to be maintained by it to notify all insureds thereunder at least thirty (30) days prior to cancellation of coverage.

12.3 Workers’ Compensation. Tenant shall maintain in full force and effect during the term of this Lease workers’ compensation insurance in at least the minimum amounts required by law, covering all of Tenant’s employees working on the Property.

12.4 Waiver Of Subrogation. To the extent permitted by law and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other with respect to (i) damage to property, (ii) damage to the Property or any part thereof, or (iii) claims arising by reason of any of the foregoing, but only to the extent that any of the foregoing damages and claims under clauses (i)-(iii) hereof are covered, and only to the extent of such coverage, by casualty insurance actually carried or required to be carried hereunder by either Landlord or Tenant. This provision is intended to waive fully, and for the benefit of each party, any rights and claims which might give rise to a right of subrogation in any insurance carrier. Each party shall procure a clause or endorsement on any casualty insurance policy denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to the occurrence of injury or loss. Coverage provided by insurance maintained by Tenant shall not be limited, reduced or diminished by virtue of the subrogation waiver herein contained.

12.5 Increase In Premiums. Tenant shall do all acts and pay all expenses necessary to insure that the Property is not used for purposes prohibited by any applicable fire insurance, and that Tenant’s use of the Property complies with all requirements necessary to obtain any such insurance. If Tenant uses or permits the Property to be used in a manner which increases the existing rate of any insurance carried by Landlord on the Property and such use continues for longer than a reasonable period specified in any written notice from Landlord to Tenant identifying the rate increase and the factors causing the same, then Tenant shall pay the amount of the increase in premium caused thereby, and Landlord’s costs of obtaining other replacement insurance policies, including any increase in premium, within ten (10) days after demand therefor by Landlord.

12.6 Indemnification.

(a) Tenant shall indemnify, defend and hold Landlord and its partners, shareholders, officers, directors, agents and employees harmless from any and all liability for injury to or death of any person, or loss of or damage to the property of any person, and all actions, claims, demands, costs (including, without limitation, reasonable attorneys’ fees), damages or expenses of any kind arising therefrom which may be brought or made against Landlord or which Landlord may pay or incur by reason of the use, occupancy and enjoyment of the Property by Tenant or any invitees, sublessees, licensees, assignees, employees, agents or contractors of Tenant or holding under Tenant (including, but not limited to, any such matters arising out of or in connection with any early entry upon the Property by Tenant pursuant to Section 2.2 hereof) from any cause whatsoever other than negligence or willful misconduct or omission by Landlord, its agents or employees. Landlord and its partners, shareholders, officers, directors, agents and employees shall not be liable for, and Tenant hereby waives all claims against such persons for, damages to goods, wares and merchandise in or upon the Property, or for injuries to Tenant, its agents or third persons in or upon the Property, from any cause whatsoever other than negligence or willful misconduct or omission by Landlord, its agents or employees. Tenant shall give prompt notice to Landlord of any casualty or accident in, on or about the Property.

(b) Landlord shall indemnify, defend and hold Tenant and its partners, shareholders, officers, directors, agents and employees harmless from any and all liability for injury to or death of any person, or loss of or damage to the property of any person, and all actions, claims, demands, costs (including, without limitation, reasonable attorneys’ fees), damages or expenses of any kind arising therefrom which may be brought or made against Tenant or which Tenant may pay or incur, to the extent such liabilities or other matters arise in, on or about the Property by reason of any negligence or willful misconduct or omission by Landlord, its agents or employees.

12.7 Blanket Policy. Any policy required to be maintained hereunder may be maintained under a so-called “blanket policy” insuring other parties and other locations so long as the amount of insurance required to be provided hereunder is not thereby diminished.

13. SUBLEASE AND ASSIGNMENT

13.1 Assignment And Sublease Of Buildings. Except in the case of a Permitted Transfer, Tenant shall not have the right or power to assign its interest in this Lease, or make any sublease of the Buildings or any portion thereof, nor shall any interest of Tenant under this Lease be assignable involuntarily or by operation of law, without on each occasion obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Any purported sublease or assignment of Tenant’s interest in this Lease requiring but not having received Landlord’s consent thereto (to the extent such consent is required hereunder) shall be void. Without limiting the generality of the foregoing, Landlord may withhold consent to any proposed subletting or assignment for which consent is requested solely on the ground, if applicable, that the use by the proposed subtenant or assignee is reasonably likely to be incompatible with Landlord’s use of any adjacent property owned or operated by Landlord, unless the proposed use is within the permitted uses specified in Section 11.1, in which event it shall not be reasonable for Landlord to object to the proposed use. Except in the case of a Permitted Transfer, any dissolution, consolidation, merger or other reorganization of Tenant, or any sale or transfer of substantially all of the stock or assets of Tenant in a single transaction or series of related transactions, shall be deemed to be an assignment hereunder and shall be void without the prior written consent of Landlord as required above. Notwithstanding the foregoing, (i) an initial public offering of the common stock of Tenant shall not be deemed to be an assignment hereunder; (ii) any transfer of Tenant’s stock during any period in which Tenant has a class of stock listed on any recognized securities exchange or traded in the NASDAQ over-the-counter market shall not be deemed to be an assignment hereunder; (iii) any transfer of Tenant’s stock in connection with a bona fide financing, capitalization or recapitalization of Tenant shall not be deemed to be an assignment hereunder, provided that such financing, capitalization or recapitalization does not result in a material reduction in Tenant’s net worth or materially change the nature of Tenant’s ongoing business as a going concern; and (iv) Tenant shall have the right to assign this Lease or sublet the Buildings, or any portion thereof, without Landlord’s consent (but with prior or concurrent written notice by Tenant to Landlord, except to the extent Tenant is advised by its counsel that such prior or concurrent notice would be in violation of applicable law, in which event Tenant shall give such written notice as soon as reasonably possible after the giving of such notice is no longer in violation of applicable law), to any Affiliate of Tenant, or to any entity which results from a merger or consolidation with Tenant, or to any entity which acquires substantially all of the stock or assets of Tenant as a going concern (hereinafter each a “Permitted Transfer”). For purposes of the preceding sentence, an “Affiliate” of Tenant shall mean any entity in which Tenant owns at least a twenty percent (20%) equity interest, any entity which owns at least a twenty percent (20%) equity interest in Tenant, and/or any entity which is related to Tenant by a chain of ownership interests involving at least a twenty percent (20%) equity interest at each level in the chain. Landlord shall have no right to terminate this Lease in connection with, and shall have no right to any sums or other economic consideration resulting from, any Permitted Transfer. Except as expressly set forth in this Section 13.1, however, the provisions of Section 13.2 shall remain applicable to any Permitted Transfer and the transferee under such Permitted Transfer shall be and remain subject to all of the terms and provisions of this Lease.

13.2 Rights Of Landlord.

(a) Consent by Landlord to one or more assignments of this Lease, or to one or more sublettings of the Buildings or any portion thereof, or collection of rent by Landlord from any assignee or sublessee, shall not operate to exhaust Landlord’s rights under this Article 13, nor constitute consent to any subsequent assignment or subletting. No assignment of Tenant’s interest in this Lease and no sublease shall relieve Tenant of its obligations hereunder, notwithstanding any waiver or extension of time granted by Landlord to any assignee or sublessee, or the failure of Landlord to assert its rights against any assignee or sublessee, and regardless of whether Landlord’s consent thereto is given or required to be given hereunder. In the event of a default by any assignee, sublessee or other successor of Tenant in the performance of any of the terms or obligations of Tenant under this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against any such assignee, sublessee or other successor. In addition, Tenant immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any subletting of all or a part of the Buildings as permitted under this Lease, and Landlord, as Tenant’s assignee and as attorney-in-fact for Tenant, or any receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of an act of default by Tenant, Tenant shall have the right to collect such rent and to retain all sublease profits (subject to the provisions of Section 13.2(c), below).

(b) Upon any assignment of Tenant’s interest in this Lease for which Landlord’s consent is required under Section 13.1 hereof, Tenant shall pay to Landlord, within ten (10) days after receipt thereof by Tenant from time to time, one-half (1/2) of all cash sums and other economic considerations received by Tenant in connection with or as a result of such assignment, after first deducting therefrom (i) the unamortized cost of any leasehold improvements previously made in the Buildings and paid for by Tenant, (ii) any costs incurred by Tenant for leasehold improvements (including, but not limited to, third-party architectural and space planning costs) in the Buildings in connection with such assignment, (iii) any real estate commissions and/or attorneys’ fees incurred by Tenant in connection with such assignment, and (iv) any economic consideration received by Tenant as bona fide, reasonable compensation for services rendered by Tenant to the assignee and/or personal property sold or leased by Tenant to the assignee.

(c) Upon any sublease of all or any portion of the Buildings for which Landlord’s consent is required under Section 13.1 hereof, Tenant shall pay to Landlord, within ten (10) days after receipt thereof by Tenant from time to time, one-half (1/2) of all cash sums and other economic considerations received by Tenant in connection with or as a result of such sublease, after first deducting therefrom (i) the rental due hereunder for the corresponding period, prorated (on the basis of the average per-square-foot cost paid by Tenant for the entire applicable Building(s) for the applicable period under this Lease) to reflect the size of the subleased portion of the Building(s), (ii) any costs incurred by Tenant for leasehold improvements in the subleased portion of the Buildings (including, but not limited to, third-party architectural and space planning costs) for the specific benefit of the sublessee in connection with such sublease, amortized over the term of the sublease, (iii) any real estate commissions and/or attorneys’ fees incurred by Tenant in connection with such sublease, amortized over the term of such sublease, (iv) the unamortized cost of any leasehold improvements previously made and paid for by Tenant with respect to the subleased portion of the Buildings, and (v) any economic consideration received by Tenant as bona fide, reasonable compensation for services rendered by Tenant to the sublessee and/or personal property sold or leased by Tenant to the sublessee.

14. RIGHT OF ENTRY AND QUIET ENJOYMENT

14.1 Right Of Entry. Landlord and its authorized representatives shall have the right to enter the Buildings at any time during the term of this Lease during normal business hours and upon not less than twenty-four (24) hours prior notice, except in the case of emergency (in which event no notice shall be required and entry may be made at any time), for the purpose of inspecting and determining the condition of the Buildings or for any other proper purpose including, without limitation, to make repairs, replacements or improvements which Landlord may deem necessary, to show the Buildings to prospective purchasers, to show the Buildings to prospective tenants (but only during the final year of the term of this Lease), and to post notices of nonresponsibility. Landlord shall not be liable for inconvenience, annoyance, disturbance, loss of business, quiet enjoyment or other damage or loss to Tenant by reason of making any repairs or performing any work upon the Buildings or the Property or by reason of erecting or maintaining any protective barricades in connection with any such work, and the obligations of Tenant under this Lease shall not thereby be affected in any manner whatsoever, provided, however, Landlord shall use reasonable efforts to minimize the inconvenience to Tenant’s normal business operations caused thereby.

14.2 Quiet Enjoyment. Landlord covenants that Tenant, upon paying the rent and performing its obligations hereunder and subject to all the terms and conditions of this Lease, shall peacefully and quietly have, hold and enjoy the Buildings and the Property throughout the term of this Lease, or until this Lease is terminated as provided by this Lease.

15. CASUALTY AND TAKING

15.1 Damage or Destruction.

(a) If either or both Buildings, or the Common Areas of the Property necessary for Tenant’s use and occupancy of either or both Buildings, are damaged or destroyed in whole or in part under circumstances in which (i) repair and restoration is permitted under applicable governmental laws, regulations and building codes then in effect and (ii) repair and restoration reasonably can be completed within a period of one (1) year (or, in the case of an occurrence during the last year of the term of this Lease, within a period of sixty (60) days) following the date of the occurrence, then Landlord, as to the Common Areas of the Property, the shell of the applicable Building(s), and the alterations, additions and improvements that Landlord is required to insure under Section 12.1(d) above (collectively, “Landlord Restoration Items”), and Tenant, as to any alterations, additions and improvements constructed or installed by Tenant in the applicable Building(s) (“Tenant Restoration Items”), shall commence and complete, with all due diligence and as promptly as is reasonably practicable under the conditions then existing, all such repair and restoration as may be required to return the affected portions of the Building(s) and Property to a condition comparable to that existing immediately prior to the occurrence. In the event of damage or destruction the repair of which is not permitted under applicable governmental laws, regulations and building codes then in effect, if such damage or destruction (despite being corrected to the extent then permitted under applicable governmental laws, regulations and building codes) would still materially impair Tenant’s ability to conduct its business in the affected Building(s), then either party may terminate this Lease as of the date of the occurrence by giving written notice to the other within thirty (30) days after the date of the occurrence; if neither party timely elects such termination, or if such damage or destruction does not materially impair Tenant’s ability to conduct its business in the affected Building(s), then this Lease shall continue in full force and effect, except that there shall be an equitable adjustment in monthly minimum rental and of Tenant’s Operating Cost Share of Operating Expenses, based upon the extent to which Tenant’s ability to conduct its business in the affected Building(s) is impaired, and Landlord and Tenant, with respect to the Landlord Restoration Items and the Tenant Restoration Items, respectively, shall restore the affected Common Areas, Building shell(s), Tenant Improvements and other alterations, additions and improvements existing prior to the damage or destruction to a complete architectural whole and to a functional condition. In the event of damage or destruction which cannot reasonably be repaired within one (1) year (or, in the case of an occurrence during the last year of the term of this Lease, within a period of sixty (60) days) following the date of the occurrence, then either Landlord or Tenant, at its election, may terminate this Lease as of the date of the occurrence by giving written notice to the other within thirty (30) days after the date of the occurrence; if neither party timely elects such termination, then this Lease shall continue in full force and effect and Landlord and Tenant shall each repair and restore applicable portions of the Property in accordance with the first sentence of this Section 15.1.

(b) The respective obligations of Landlord and Tenant pursuant to Section 15.1(a) are subject to the following limitations:

(i) If the occurrence results from a peril which is required to be insured pursuant to Section 12.1(c) and (d) above, the obligations of either party shall not exceed the amount of insurance proceeds received from insurers (or, in the case of any failure to maintain required insurance, proceeds that reasonably would have been available if the required insurance had been maintained) by reason of such occurrence, plus the amount of the party’s permitted deductible (provided that each party shall be obligated to use its best efforts to recover any available proceeds from the insurance which it is required to maintain pursuant to the provisions of Section 12.1(c) or (d), as applicable), and, if such proceeds (including, in the case of a failure to maintain required insurance, any proceeds that reasonably would have been available) are insufficient, either party may terminate the Lease unless the other party promptly elects and agrees, in writing, to contribute the amount of the shortfall; and

(ii) If the occurrence results from a peril which is not required to be insured pursuant to Section 12.1(c) and (d) above and is not actually insured, Landlord shall be required to repair and restore the Landlord Restoration Items to the extent necessary for Tenant’s continued use and occupancy of the Buildings, and Tenant shall be required to repair and restore the Tenant Restoration Items to the extent necessary for Tenant’s continued use and occupancy of the Buildings, provided that each party’s obligation to repair and restore shall not exceed an amount equal to five percent (5%) of the replacement cost of the Landlord Restoration Items, as to Landlord, or five percent (5%) of the replacement cost of the Tenant Restoration Items, as to Tenant; if the replacement cost as to either party exceeds such amount, then the party whose limit has been exceeded may terminate this Lease unless the other party promptly elects and agrees, in writing, to contribute the amount of the shortfall.

(c) If this Lease is terminated pursuant to the foregoing provisions of this Section 15.1 following an occurrence which is a peril actually insured or required to be insured against pursuant to Section 12.1(c) and (d), Landlord and Tenant agree (and any Lender shall be asked to agree) that such insurance proceeds shall be allocated between Landlord and Tenant in a manner which fairly and reasonably reflects their respective ownership rights under this Lease, as of the termination or expiration of the term of this Lease, with respect to the improvements, fixtures, equipment and other items to which such insurance proceeds are attributable.

(d) From and after the date of an occurrence resulting in damage to or destruction of either or both Buildings or of the Common Areas necessary for Tenant’s use and occupancy of the Buildings, and continuing until repair and restoration thereof are completed, there shall be an equitable abatement of minimum rental and of Tenant’s Operating Cost Share of Operating Expenses based upon the degree to which Tenant’s ability to conduct its business in the affected Building(s) is impaired.

15.2 Condemnation.

(a) If during the term of this Lease the Property or Improvements, or any substantial part of either, is taken by eminent domain or by reason of any public improvement or condemnation proceeding, or in any manner by exercise of the right of eminent domain (including any transfer in avoidance of an exercise of the power of eminent domain), or receives irreparable damage by reason of anything lawfully done under color of public or other authority, then (i) this Lease shall terminate as to the entire affected Building(s) at Landlord’s election by written notice given to Tenant within sixty (60) days after the taking has occurred, and (ii) this Lease shall terminate as to the entire affected Building(s) at Tenant’s election, by written notice given to Landlord within thirty (30) days after the nature and extent of the taking have been finally determined, if the portion of the affected Building(s) taken is of such extent and nature as substantially to handicap, impede or permanently impair Tenant’s use of the balance of the affected Building(s). If Tenant elects to terminate this Lease, Tenant shall also notify Landlord of the date of termination, which date shall not be earlier than thirty (30) days nor later than ninety (90) days after Tenant has notified Landlord of Tenant’s election to terminate, except that this Lease shall terminate on the date of taking if such date falls on any date before the date of termination designated by Tenant. If neither party elects to terminate this Lease as hereinabove provided, this Lease shall continue in full force and effect (except that there shall be an equitable abatement of minimum rental and of Tenant’s Operating Cost Share of Operating Expenses based upon the degree to which Tenant’s ability to conduct its business in the affected Building(s) is impaired), Landlord shall restore the Landlord Restoration Items to a complete architectural whole and a functional condition and as nearly as reasonably possible to the condition existing before the taking, and Tenant shall restore the Tenant Restoration Items to a complete architectural whole and a functional condition and as nearly as reasonably possible to the condition existing before the taking. In connection with any such restoration, each party shall use its respective best efforts (including, without limitation, any necessary negotiation or intercession with its respective lender, if any) to ensure that any severance damages or other condemnation awards intended to provide compensation for rebuilding or restoration costs are promptly collected and made available to Landlord and Tenant in portions reasonably corresponding to the cost and scope of their respective restoration obligations, subject only to such payment controls as either party or its lender may reasonably require in order to ensure the proper application of such proceeds toward the restoration of the Improvements. Each party waives the provisions of Code of Civil Procedure Section 1265.130, allowing either party to petition the Superior Court to terminate this Lease in the event of a partial condemnation of either or both Buildings or the Property.

(b) The respective obligations of Landlord and Tenant pursuant to Section 15.2(a) are subject to the following limitations:

(i) Each party’s obligation to repair and restore shall not exceed, net of any condemnation awards or other proceeds available for and allocable to such restoration as contemplated in Section 15.2(a), an amount equal to five percent (5%) of the replacement cost of the Landlord Restoration Items, as to Landlord, or five percent (5%) of the replacement cost of the Tenant Restoration Items, as to Tenant; if the replacement cost as to either party exceeds such amount, then the party whose limit has been exceeded may terminate this Lease unless the other party promptly elects and agrees, in writing, to contribute the amount of the shortfall; and

(ii) If this Lease is terminated pursuant to the foregoing provisions of this Section 15.2, or if this Lease remains in effect but any condemnation awards or other proceeds become available as compensation for the loss or destruction of any of the Improvements, then Landlord and Tenant agree (and any Lender shall be asked to agree) that such proceeds shall be allocated between Landlord and Tenant, respectively, in the respective proportions in which Landlord and Tenant would have shared, under Section 15.1(c), the proceeds of any insurance proceeds following loss or destruction of the applicable Improvements by an insured casualty.

15.3 Reservation Of Compensation. Landlord reserves, and Tenant waives and assigns to Landlord, all rights to any award or compensation for damage to the Improvements, the Property and the leasehold estate created hereby, accruing by reason of any taking in any public improvement, condemnation or eminent domain proceeding or in any other manner by exercise of the right of eminent domain or of anything lawfully done by public authority, except that (a) Tenant shall be entitled to any and all compensation or damages paid for or on account of Tenant’s moving expenses, trade fixtures and equipment and any leasehold improvements installed by Tenant in the affected Building(s) at its own sole expense, but only to the extent Tenant would have been entitled to remove such items at the expiration of the term of this Lease and then only to the extent of the then remaining unamortized value of such improvements computed on a straight-line basis over the term of this Lease, and (b) any condemnation awards or proceeds described in Section 15.2(b)(ii) shall be allocated and disbursed in accordance with the provisions of Section 15.2(b)(ii), notwithstanding any contrary provisions of this Section 15.3.

15.4 Restoration Of Improvements. In connection with any repair or restoration of Improvements by either party following a casualty or taking as hereinabove set forth, the party responsible for such repair or restoration shall, to the extent possible, return such Improvements to a condition substantially equal to that which existed immediately prior to the casualty or taking. To the extent such party wishes to make material modifications to such Improvements, such modifications shall be subject to the prior written approval of the other party (not to be unreasonably withheld or delayed), except that no such approval shall be required for modifications that are required by applicable governmental authorities as a condition of the repair or restoration, unless such required modifications would impair or impede Tenant’s conduct of its business in the affected Building(s) (in which case any such modifications in Landlord’s work shall require Tenant’s consent, not unreasonably withheld or delayed) or would materially and adversely affect the exterior appearance, the structural integrity or the mechanical or other operating systems of the affected Building(s) (in which case any such modifications in Tenant’s work shall require Landlord’s consent, not unreasonably withheld or delayed).

16. DEFAULT

16.1 Events Of Default. The occurrence of any of the following shall constitute an event of default on the part of Tenant:

(a) [Omitted.]

(b) Nonpayment. Failure to pay, when due, any amount payable to Landlord hereunder, such failure continuing for a period of five (5) business days after written notice of such failure; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 et seq., as amended from time to time;

(c) Other Obligations. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in subsection (b) hereof, such failure continuing for thirty (30) days after written notice of such failure; provided, however, that if such failure is curable in nature but cannot reasonably be cured within such 30-day period, then Tenant shall not be in default if, and so long as, Tenant promptly (and in all events within such 30-day period) commences such cure and thereafter diligently pursues such cure to completion; and provided further, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 et seq., as amended from time to time;

(d) General Assignment. A general assignment by Tenant for the benefit of creditors;

(e) Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of thirty (30) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease. Specifically, but without limiting the generality of the foregoing, such adequate assurances must include assurances that the Buildings continue to be operated only for the use permitted hereunder. The provisions hereof are to assure that the basic understandings between Landlord and Tenant with respect to Tenant’s use of the Property and the benefits to Landlord therefrom are preserved, consistent with the purpose and intent of applicable bankruptcy laws;

(f) Receivership. The employment of a receiver appointed by court order to take possession of substantially all of Tenant’s assets or of either or both Buildings, if such receivership remains undissolved for a period of thirty (30) days;

(g) Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or of either or both Buildings, if such attachment or other seizure remains undismissed or undischarged for a period of thirty (30) days after the levy thereof;

(h) Insolvency. The admission by Tenant in writing of its inability to pay its debts as they become due, the filing by Tenant of a petition seeking any reorganization or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within thirty (30) days after the commencement of any proceeding against Tenant seeking any reorganization or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed; or

(i) Cross-Default. Any default by Tenant under an Existing Lease, to the extent such default continues beyond any applicable cure periods provided in the applicable Existing Lease and to the extent Landlord therefore has (and exercises concurrently with any termination of this Lease) a right to terminate the Existing Leases; provided, however, that the default event set forth in this Section 16.1(i) shall not apply with respect to any default by Tenant under an Existing Lease if, at the time of such default, any of the following conditions exists: (A) the holder of the landlord’s interest under the applicable Existing Lease is neither the person or entity which is then the holder of the landlord’s interest under this Lease nor a person or entity which controls, is controlled by or is under common control with the person or entity which is then the holder of the landlord’s interest under this Lease; (B) the holder of the tenant’s interest under the applicable Existing Lease is neither the person or entity which is then the holder of the tenant’s interest under this Lease nor a person or entity which controls, is controlled by or is under common control with the person or entity which is then the holder of the tenant’s interest under this Lease; or (C) either the Property under this Lease or the property subject to the applicable Existing Lease is subject to one or more outstanding mortgages or deeds of trust, and the other such property either is not subject to any outstanding mortgage or deed of trust, or is subject to one or more outstanding mortgages or deeds of trust and the beneficial interest under at least one such mortgage or deed of trust on such other property is held by a person or entity as lender which is neither the holder of the beneficial interest under any of the outstanding mortgages or deeds or trust on the first such property nor a person or entity which controls, is controlled by or is under common control with the holder of the beneficial interest under any of the outstanding mortgages or deeds of trust on the first such property.

16.2 Remedies Upon Tenant’s Default.

(a) Upon the occurrence of any event of default described in Section 16.1 hereof, Landlord, in addition to and without prejudice to any other rights or remedies it may have, shall have the immediate right to re-enter the Buildings or any part thereof and repossess the same, expelling and removing therefrom all persons and property (which property may be stored in a public warehouse or elsewhere at the cost and risk of and for the account of Tenant), using such force as may be necessary to do so (as to which Tenant hereby waives any claim for loss or damage that may thereby occur). In addition to or in lieu of such re-entry, and without prejudice to any other rights or remedies it may have, Landlord shall have the right either (i) to terminate this Lease and recover from Tenant all damages incurred by Landlord as a result of Tenant’s default, as hereinafter provided, or (ii) to continue this Lease in effect and recover rent and other charges and amounts as they become due.

(b) Even if Tenant has breached this Lease and abandoned either or both Buildings, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession under subsection (a) hereof and Landlord may enforce all of its rights and remedies under this Lease, including the right to recover rent as it becomes due, and Landlord, without terminating this Lease, may exercise all of the rights and remedies of a lessor under California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations), or any successor Code section. Acts of maintenance, preservation or efforts to relet the applicable Building(s) or the appointment of a receiver upon application of Landlord to protect Landlord’s interests under this Lease shall not constitute a termination of Tenant’s right to possession.

(c) If Landlord terminates this Lease pursuant to this Section 16.2, Landlord shall have all of the rights and remedies of a landlord provided by Section 1951.2 of the Civil Code of the State of California, or any successor Code section, which remedies include Landlord’s right to recover from Tenant (i) the worth at the time of award of the unpaid rent and additional rent which had been earned at the time of termination, (ii) the worth at the time of award of the amount by which the unpaid rent and additional rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided, (iii) the worth at the time of award of the amount by which the unpaid rent and additional rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the Building(s), expenses of reletting, including necessary repair, renovation and alteration of the Building(s), reasonable attorneys’ fees, and other reasonable costs. The “worth at the time of award” of the amounts referred to in clauses (i) and (ii) above shall be computed by allowing interest at ten percent (10%) per annum from the date such amounts accrued to Landlord. The “worth at the time of award” of the amounts referred to in clause (iii) above shall be computed by discounting such amount at one percentage point above the discount rate of the Federal Reserve Bank of San Francisco at the time of award.

16.3 Remedies Cumulative. All rights, privileges and elections or remedies of Landlord contained in this Article 16 are cumulative and not alternative to the extent permitted by law and except as otherwise provided herein.

17. SUBORDINATION, ATTORNMENT AND SALE

17.1 Subordination To Mortgage. This Lease, and any sublease entered into by Tenant under the provisions of this Lease, shall be subject and subordinate to any ground lease, mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security now or hereafter placed upon the Buildings, the Property, or any of them, and the rights of any assignee of Landlord or of any ground lessor, mortgagee, trustee, beneficiary or leaseback lessor under any of the foregoing, and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, that such subordination in the case of any future ground lease, mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security placed upon the Buildings, the Property, or any of them shall be conditioned on Tenant’s receipt from the ground lessor, mortgagee, trustee, beneficiary or leaseback lessor of a Non-Disturbance Agreement in a form reasonably acceptable to Tenant (i) confirming that so long as Tenant is not in material default hereunder beyond any applicable cure period (for which purpose the occurrence of any event of default under Section 16.1 hereof shall be deemed to be “material”), Tenant’s rights hereunder shall not be disturbed by such person or entity and (ii) agreeing that the benefit of such Non-Disturbance Agreement shall be transferable to any transferee under a Permitted Transfer and to any other assignee or subtenant that is acceptable to the ground lessor, mortgagee, trustee, beneficiary or leaseback lessor at the time of transfer. Moreover, Tenant’s obligations under this Lease shall be conditioned on Tenant’s receipt, within thirty (30) days after the date hereof, from Slough Estates USA Inc., the beneficiary under an existing deed of trust on the applicable portions of the Property, of a Non-Disturbance Agreement in a form reasonably acceptable to Tenant confirming (i) that so long as Tenant is not in material default hereunder beyond any applicable cure period (for which purpose the occurrence of any event of default under Section 16.1 hereof shall be deemed to be “material”), Tenant’s rights hereunder shall not be disturbed by such person or entity and (ii) agreeing that the benefit of such Non-Disturbance Agreement shall be transferable to any transferee under a Permitted Transfer and to any other assignee or subtenant that is acceptable to the ground lessor, mortgagee, trustee, beneficiary or leaseback lessor at the time of transfer. If any mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or assignee elects to have this Lease be an encumbrance upon the Property prior to the lien of its mortgage, deed of trust, ground lease or leaseback lease or other security arrangement and gives notice thereof to Tenant, this Lease shall be deemed prior thereto, whether this Lease is dated prior or subsequent to the date thereof or the date of recording thereof. Tenant, and any sublessee, shall execute such documents as may reasonably be requested by any mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or assignee to evidence the subordination herein set forth, subject to the conditions set forth above, or to make this Lease prior to the lien of any mortgage, deed of trust, ground lease, leaseback lease or other security arrangement, as the case may be. Upon any default by Landlord in the performance of its obligations under any mortgage, deed of trust, ground lease, leaseback lease or assignment, Tenant (and any sublessee) shall, notwithstanding any subordination hereunder, attorn to the mortgagee, trustee, beneficiary, ground lessor, leaseback lessor or assignee thereunder upon demand and become the tenant of the successor in interest to Landlord, at the option of such successor in interest, and shall execute and deliver any instrument or instruments confirming the attornment herein provided for.

17.2 Sale Of Landlord’s Interest. Upon sale, transfer or assignment of Landlord’s entire interest in the Buildings and the Property, Landlord shall be relieved of its obligations hereunder with respect to liabilities accruing from and after the date of such sale, transfer or assignment.

17.3 Estoppel Certificates. Tenant or Landlord (the “responding party”), as applicable, shall at any time and from time to time, within ten (10) days after written request by the other party (the “requesting party”), execute, acknowledge and deliver to the requesting party a certificate in writing stating: (i) that this Lease is unmodified and in full force and effect, or if there have been any modifications, that this Lease is in full force and effect as modified and stating the date and the nature of each modification; (ii) the date to which rental and all other sums payable hereunder have been paid; (iii) that the requesting party is not in default in the performance of any of its obligations under this Lease, that the certifying party has given no notice of default to the requesting party and that no event has occurred which, but for the expiration of the applicable time period, would constitute an event of default hereunder, or if the responding party alleges that any such default, notice or event has occurred, specifying the same in reasonable detail; and (iv) such other matters as may reasonably be requested by the requesting party or by any institutional lender, mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or prospective purchaser of the Property, or prospective sublessee or assignee of this Lease. Any such certificate provided under this Section 17.3 may be relied upon by any lender, mortgagee, trustee, beneficiary, assignee or successor in interest to the requesting party, by any prospective purchaser, by any purchaser on foreclosure or sale, by any grantee under a deed in lieu of foreclosure of any mortgage or deed of trust on the Property, by any subtenant or assignee, or by any other third party. Failure to execute and return within the required time any estoppel certificate requested hereunder, if such failure continues for five (5) days after a second written request by the requesting party for such estoppel certificate, shall be deemed to be an admission of the truth of the matters set forth in the form of certificate submitted to the responding party for execution.

17.4 Subordination to CC&R’s. This Lease, and any permitted sublease entered into by Tenant under the provisions of this Lease, and the interests in real property conveyed hereby and thereby shall be subject and subordinate to any declarations of covenants, conditions and restrictions affecting the Property from time to time, provided that the terms of such declarations are reasonable, do not materially impair Tenant’s ability to conduct the uses permitted hereunder on the Property, and do not discriminate against Tenant relative to other similarly situated tenants occupying portions of the property covered by such declaration(s). Moreover, to the extent Tenant at any time occupies pursuant to this Lease any property which is part of the Pointe Grand Business Park as defined in the recorded documents described in this sentence, this Lease, and any permitted sublease entered into by Tenant under the provisions of this Lease, and the interests in real property conveyed hereby and thereby shall also be subject and subordinate (a) to the Declaration of Covenants, Conditions and Restrictions for Pointe Grand Business Park dated November 4, 1991 and recorded on February 25, 1992 as Instrument No. 92025214, Official Records of San Mateo County, as amended from time to time (the “Master Declaration”), the provisions of which Master Declaration are an integral part of this Lease to the extent this sentence is applicable, (b) to the Declaration of Covenants, Conditions and Restrictions dated November 23, 1987 and recorded on November 24, 1987 as Instrument No. 87177987, Official Records of San Mateo County, as amended from time to time, which declaration imposes certain covenants, conditions and restrictions on the Pointe Grand Business Park, and (c) to the Environmental Restriction and Covenant (Pointe Grand) dated as of April 16, 1997 and recorded on April 16, 1997 as Instrument No. 97-043682, Official Records of San Mateo County, as amended from time to time, which declaration imposes certain covenants, conditions and restrictions on the Pointe Grand Business Park. Tenant agrees to execute, upon request by Landlord, any documents reasonably required from time to time to evidence such subordination.

17.5 Mortgagee Protection. If, following a default by Landlord under any mortgage, deed of trust, ground lease, leaseback lease or other security arrangement covering the Buildings, the Property, or any of them, any Building and/or the Property, as applicable, is acquired by the mortgagee, beneficiary, master lessor or other secured party, or by any other successor owner, pursuant to a foreclosure, trustee’s sale, sheriff’s sale, lease termination or other similar procedure (or deed in lieu thereof), then any such person or entity so acquiring the Building(s) and/or the Property shall not be:

(a) liable for any act or omission of a prior landlord or owner of the Property (including, but not limited to, Landlord);

(b) subject to any offsets or defenses that Tenant may have against any prior landlord or owner of the Property (including, but not limited to, Landlord);

(c) bound by any rent or additional rent that Tenant may have paid in advance to any prior landlord or owner of the Property (including, but not limited to, Landlord) for a period in excess of one month, or by any security deposit, cleaning deposit or other prepaid charge that Tenant may have paid in advance to any prior landlord or owner (including, but not limited to, Landlord), except to the extent such deposit or prepaid amount has been expressly turned over to or credited to the successor owner thus acquiring the Property;

(d) liable for any warranties or representations of any nature whatsoever, whether pursuant to this Lease or otherwise, by any prior landlord or owner of the Property (including, but not limited to, Landlord) with respect to the use, construction, zoning, compliance with laws, title, habitability, fitness for purpose or possession, or physical condition (including, without limitation, environmental matters) of the Property or the Buildings; or

(e) liable to Tenant in any amount beyond the interest of such mortgagee, beneficiary, master lessor or other secured party or successor owner in the Property as it exists from time to time, it being the intent of this provision that Tenant shall look solely to the interest of any such mortgagee, beneficiary, master lessor or other secured party or successor owner in the Property for the payment and discharge of the landlord’s obligations under this Lease and that such mortgagee, beneficiary, master lessor or other secured party or successor owner shall have no separate personal liability for any such obligations.

18. SECURITY

18.1 Deposit.

(a) Within ten (10) days after mutual execution of this Lease, Tenant shall deposit with Landlord the sum of One Hundred Thirty-Three Thousand One Hundred and No/100 Dollars ($133,100.00) (the “Building 2 Security Deposit”). Landlord already holds, pursuant to its status as successor sublandlord under the Sublease, a security deposit (in the form of a letter of credit) in the amount of One Million Five Hundred Sixty-Nine Thousand Seven Hundred Eighty-Five and No/100 Dollars ($1,569,785.00) (the “Building 3 Security Deposit” and, together with the Building 2 Security Deposit, the “Security Deposits”). As heretofore provided in the Sublease, if Tenant is not then in default under this Lease and has not previously been in default (beyond any applicable notice and cure periods) on two (2) or more occasions during the period from the Effective Date through July 31, 2007, then the amount of the Building 3 Security Deposit may be reduced to Five Hundred Four Thousand Two Hundred Eighty-Three and No/100 Dollars ($504,283.00), effective as of July 31, 2007; if such reduction becomes effective and the Building 3 Security Deposit is then still held in the form of a letter of credit, then upon Tenant’s delivery of a replacement Letter of Credit in the reduced amount of the Building 3 Security Deposit and compliance with any other applicable requirements under this Article 18, Landlord shall concurrently surrender to Tenant the original of the letter of credit theretofore held by Landlord as the Building 3 Security Deposit. The Security Deposits shall be held by Landlord as security for the faithful performance of all of the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the term hereof. If Tenant defaults with respect to any provision of this Lease, including, without limitation, the provisions relating to the payment of rental and other sums due hereunder, Landlord shall have the right, but shall not be required, to use, apply or retain all or any part of the Security Deposits for the payment of rental or any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposits is so used or applied, Tenant shall, within ten (10) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the applicable Security Deposits to the full then applicable required amount(s) and Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep any deposit under this Section separate from Landlord’s general funds, and Tenant shall not be entitled to interest thereon. If Tenant fully and faithfully performs every provision of this Lease to be performed by it, the Security Deposits, or any balance thereof, shall be returned to Tenant or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, at the expiration of the term of this Lease and after Tenant has vacated the Property. In the event of termination of Landlord’s interest in this Lease, Landlord shall transfer all deposits then held by Landlord under this Section to Landlord’s successor in interest, whereupon Tenant agrees to release Landlord from all liability for the return of such deposits or the accounting thereof.

(b) As an alternative to any cash Security Deposits required from time to time under Section 18.1(a), Tenant may instead deliver to Landlord one or more irrevocable standby letters of credit (each, a “Letter of Credit”) issued in favor of Landlord by a federally insured commercial bank or trust company approved in writing by Landlord (which approval shall not be unreasonably withheld,), in form and substance reasonably satisfactory to Landlord, to be held by Landlord as security for the faithful performance of all the obligations of Tenant under this Lease, subject to the following terms and conditions:

(i) The amount of the Letter of Credit shall be at least equal to the amount of the cash Security Deposit that it is replacing, and except to the extent any reduction of the applicable Security Deposit is expressly authorized under this Lease, Tenant shall maintain the Letter of Credit in that amount in full force and effect throughout the Term of this Lease (including any extensions thereof) and until thirty (30) days after the expiration of the Term of this Lease, unless Tenant elects at any time to replace the Letter of Credit with a full cash Security Deposit in compliance with Section 16.1(a). The Letter of Credit may be for an initial one-year term, with automatic renewal provisions, provided that Landlord shall be given at least thirty (30) days prior written notice if the Letter of Credit will not be renewed as of any otherwise applicable renewal date and Landlord shall be entitled to draw against the expiring Letter of Credit if a replacement Letter of Credit is not furnished to Landlord at least twenty (20) days prior to the scheduled expiration date, as provided in Section 18.1(b)(iii)(A) below. The Letter of Credit must provide that it is transferable to any successor in interest to Landlord under this Lease.

(ii) Landlord shall be entitled (but shall not be required) to draw against the Letter of Credit and receive and retain the proceeds thereof upon any default (beyond any applicable cure period) by Tenant in the payment of any rent or other amounts required to be paid by Tenant under this Lease, or upon the occurrence of any other Event of Default (beyond any applicable cure period) under this Lease upon presentation to the issuer of a written statement from an officer or other authorized representative of Landlord, stating as follows: “Under the provisions of the Lease dated May 27, 2005 between Applicant and Beneficiary, Beneficiary is entitled to draw against this letter of credit in the amount specified in the draft accompanying this statement.” The amount of the draw shall not exceed the amount of the payments (if any) as to which Tenant is then in default and/or the amount reasonably necessary to cure any non-monetary Events of Default by Tenant, and shall be applied by Landlord to the cure of the applicable default(s). Following any partial draw under this paragraph (ii), if Tenant fully cures all outstanding defaults and provides Landlord with a new Letter of Credit in the full required amount under this Section 18.1, Landlord shall surrender and return to Tenant, within ten (10) days after Tenant’s satisfaction of the foregoing conditions, the Letter of Credit under which the partial draw was made.

(iii) Landlord shall also be entitled (but shall not be required) to draw against the Letter of Credit in full and to receive the entire proceeds thereof under either of the following circumstances:

(A) If the Letter of Credit will expire as of a date prior to the date thirty (30) days after the expiration of the Term of this Lease and Tenant fails to provide to Landlord an extension or replacement of such Letter of Credit, in at least the minimum amount required under this Section 18.1, at least twenty (20) days prior to the scheduled expiration date of the Letter of Credit; or

(B) If, as a result of a draw against the Letter of Credit by Landlord or for any other reason, the amount of the Letter of Credit falls below the minimum amount required to be maintained from time to time pursuant to this Section 18.1 and Tenant has failed to cause the Letter of Credit to be restored to at least the minimum required amount within ten (10) days after written demand by Landlord or, in lieu thereof, has failed to put up cash in an amount equal to the amount required to be restored (which cash, if put up by Tenant, shall be retained by Landlord as a cash security deposit in accordance with Section 18.1(a) hereof).

(iv) If Landlord draws against the Letter of Credit in any of the circumstances described in subparagraph (iii) above, Landlord shall use, apply and/or retain all or any part of the amount drawn for the cure of any then existing defaults under this Lease. Any amount drawn that is not immediately so used or applied by Landlord shall be retained by Landlord as a cash Security Deposit, subject to and in accordance with the provisions of Section 18.1(a).

(v) Any actual or purported withdrawal, rescission, termination or revocation of the Letter of Credit by the issuer thereof prior to the expiration of the Term of this Lease (except when replaced prior to the effectiveness of such withdrawal, rescission, termination or revocation by a replacement Letter of Credit as contemplated in Section 18.1(b)(iii)(A) hereof) shall be a material breach of this Lease.

(vi) The Letter of Credit shall provide that it is governed by the International Standby Practices (ISP98), ICC Publication No. 590. In the event Landlord desires to transfer the Letter of Credit to a successor in interest to Landlord as landlord under this Lease, Tenant shall pay any transfer fees and other costs and expenses associated with such transfer.

19. MISCELLANEOUS

19.1 Notices. All notices, consents, waivers and other communications which this Lease requires or permits either party to give to the other shall be in writing and shall be deemed given when delivered personally (including delivery by private courier or express delivery service) or four (4) days after deposit in the United States mail, registered or certified mail, postage prepaid, addressed to the parties at their respective addresses as follows:

To Tenant:	Exelixis, Inc.
170 Harbor Way
South San Francisco, CA 94080
Attn: Chief Financial Officer

with a copy to:	Cooley Godward LLP
One Maritime Plaza, 20th Floor
San Francisco, CA 94111-3580
Attn: Anna B. Pope, Esq.

To Landlord:	Britannia Pointe Grand Limited Partnership
c/o Slough Estates USA Inc.
444 North Michigan Avenue, Suite 3230
Chicago, IL 60611
Attn: Randy Rohner

with a copy to:	Britannia Management Services, Inc.
555 Twelfth Street, Suite 1650
Oakland, CA 94607
Attn: Magdalena Shushan

and a copy to:	Folger Levin & Kahn LLP
Embarcadero Center West
275 Battery Street, 23rd Floor
San Francisco, CA 94111
Attn: Donald E. Kelley, Jr.

or to such other address as may be contained in a notice at least fifteen (15) days prior to the address change from either party to the other given pursuant to this Section. Rental payments and other sums required by this Lease to be paid by Tenant shall be delivered to Landlord in care of Britannia Management Services, Inc., 555 Twelfth Street, Suite 1650, Oakland, CA 94607, or at such other address as Landlord may from time to time specify in writing to Tenant, and shall be deemed to be paid only upon actual receipt.

19.2 Successors And Assigns. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the original Landlord named herein and each successive Landlord under this Lease shall be liable only for obligations accruing during the period of its ownership of the Property, and any liability for obligations accruing after termination of such ownership shall terminate as of the date of such termination of ownership and shall pass to the successor lessor.

19.3 No Waiver. The failure of Landlord to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease shall not be deemed a waiver of such violation, or prevent a subsequent act which would originally have constituted a violation from having all the force and effect of an original violation.

19.4 Severability. If any provision of this Lease or the application thereof is held to be invalid or unenforceable, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each of the provisions of this Lease shall be valid and enforceable, unless enforcement of this Lease as so invalidated would be unreasonable or grossly inequitable under all the circumstances or would materially frustrate the purposes of this Lease.

19.5 Litigation Between Parties. In the event of any litigation or other dispute resolution proceedings between the parties hereto arising out of or in connection with this Lease, the prevailing party shall be reimbursed for all reasonable costs, including, but not limited to, reasonable accountants’ fees and attorneys’ fees, incurred in connection with such proceedings (including, but not limited to, any appellate proceedings relating thereto) or in connection with the enforcement of any judgment or award rendered in such proceedings. “Prevailing party” within the meaning of this Section shall include, without limitation, a party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

19.6 Surrender. A voluntary or other surrender of this Lease by Tenant, or a mutual termination thereof between Landlord and Tenant, shall not result in a merger but shall, at the option of Landlord, operate either as an assignment to Landlord of any and all existing subleases and subtenancies, or a termination of all or any existing subleases and subtenancies. This provision shall be contained in any and all assignments or subleases made pursuant to this Lease.

19.7 Interpretation. The provisions of this Lease shall be construed as a whole, according to their common meaning, and not strictly for or against Landlord or Tenant. The captions preceding the text of each Section and subsection hereof are included only for convenience of reference and shall be disregarded in the construction or interpretation of this Lease.

19.8 Entire Agreement. This written Lease, together with the exhibits hereto, contains all the representations and the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Lease and the exhibits hereto. This Lease may be modified only by an agreement in writing signed by each of the parties.

19.9 Governing Law. This Lease and all exhibits hereto shall be construed and interpreted in accordance with and be governed by all the provisions of the laws of the State of California.

19.10 No Partnership. The relationship between Landlord and Tenant is solely that of a lessor and lessee. Nothing contained in this Lease shall be construed as creating any type or manner of partnership, joint venture or joint enterprise with or between Landlord and Tenant.

19.11 Financial Information. From time to time Tenant shall promptly provide directly to prospective lenders and purchasers of the Property designated by Landlord such financial information pertaining to the financial status of Tenant as Landlord may reasonably request; provided, Tenant shall be permitted to provide such financial information in a manner which Tenant deems reasonably necessary to protect the confidentiality of such information. In addition, from time to time, Tenant shall provide Landlord with such financial information pertaining to the financial status of Tenant as Landlord may reasonably request. Landlord agrees that all financial information supplied to Landlord by Tenant shall be treated as confidential material, and shall not be disseminated to any party or entity (including any entity affiliated with Landlord) without Tenant’s prior written consent, except that Landlord shall be entitled to provide such information, subject to reasonable precautions to protect the confidential nature thereof, (i) to Landlord’s partners and professional advisors, solely to use in connection with Landlord’s execution and enforcement of this Lease, and (ii) to prospective lenders and/or purchasers of the Property, solely for use in connection with their bona fide consideration of a proposed financing or purchase of the Property, provided that such prospective lenders and/or purchasers are not then engaged in businesses directly competitive with the business then being conducted by Tenant. For purposes of this Section, without limiting the generality of the obligations provided herein, it shall be deemed reasonable for Landlord to request copies of Tenant’s most recent audited annual financial statements, or, if audited statements have not been prepared, unaudited financial statements for Tenant’s most recent fiscal year, accompanied by a certificate of Tenant’s chief financial officer that such financial statements fairly present Tenant’s financial condition as of the date(s) indicated. Notwithstanding any other provisions of this Section 19.11, during any period in which Tenant has outstanding a class of publicly traded securities and is filing with the Securities and Exchange Commission, on a regular basis, Forms 10Q and 10K and any other periodic filings required under the Securities Exchange Act of 1934, as amended, it shall constitute sufficient compliance under this Section 19.11 for Tenant to furnish Landlord with copies of such periodic filings substantially concurrently with the filing thereof with the Securities and Exchange Commission.

Landlord and Tenant recognize the need of Tenant to maintain the confidentiality of information regarding its financial status and the need of Landlord to be informed of, and to provide to prospective lenders and purchasers of the Property financial information pertaining to, Tenant’s financial status. Landlord and Tenant agree to cooperate with each other in achieving these needs within the context of the obligations set forth in this Section.

19.12 Costs. If Tenant requests the consent of Landlord under any provision of this Lease for any act that Tenant proposes to do hereunder, including, without limitation, assignment or subletting of the Buildings or any portion thereof, Tenant shall, as a condition to doing any such act and the receipt of such consent, reimburse Landlord promptly for any and all reasonable costs and expenses incurred by Landlord in connection therewith, including, without limitation, reasonable attorneys’ fees, up to a maximum of $2,500.00 per request.

19.13 Time. Time is of the essence of this Lease, and of every term and condition hereof.

19.14 Rules And Regulations. Tenant shall observe, comply with and obey, and shall cause its employees, agents and, to the best of Tenant’s ability, invitees to observe, comply with and obey such rules and regulations as Landlord may reasonably promulgate from time to time for the safety, care, cleanliness, order and use of the Improvements, the Buildings and the Property.

19.15 Brokers. Landlord agrees to pay a brokerage commission to Landlord’s broker, CB Richard Ellis, and to Tenant’s broker, Cornish & Carey Commercial, in connection with the consummation of this Lease in accordance with a separate agreement. Each party represents and warrants that no other broker participated in the consummation of this Lease and agrees to indemnify, defend and hold the other party harmless against any liability, cost or expense, including, without limitation, reasonable attorneys’ fees, arising out of any claims for brokerage commissions or other similar compensation in connection with any conversations, prior negotiations or other dealings by the indemnifying party with any other broker.

19.16 Memorandum Of Lease. At any time during the term of this Lease, either party, at its sole expense, shall be entitled to record a memorandum of this Lease and, if either party so elects, both parties agree to cooperate in the preparation, execution, acknowledgement and recordation of such document in reasonable form. If a memorandum of lease is recorded hereunder, then upon expiration or termination of this Lease, Tenant agrees promptly to execute, acknowledge and deliver to Landlord, upon written request by Landlord, a Termination of Memorandum of Lease in such form as Landlord may reasonably request, for the purpose of terminating any continuing effect of the previously recorded memorandum of lease as a cloud upon title to the Property.

19.17 Corporate Authority. Each of the persons signing this Lease on behalf of Tenant warrants that he or she is fully authorized to do so and, by jointly so signing, to bind Tenant.

19.18 Execution and Delivery. This Lease may be executed in one or more counterparts and by separate parties on separate counterparts, but each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument.

19.19 Survival. Without limiting survival provisions which would otherwise be implied or construed under applicable law, the provisions of Sections 2.5, 7.4, 9.2, 9.3, 9.4, 11.6, 12.6 and 19.5 hereof shall survive the termination of this Lease with respect to matters occurring prior to the expiration of this Lease.

19.20 Parking. Landlord and Tenant agree that the Common Areas, taken as a whole, shall include parking spaces available for non-exclusive use in amounts sufficient to satisfy the minimum parking requirements of the City of South San Francisco applicable to the Property and the Britannia Pointe Grand Business Park from time to time. Landlord represents to Tenant that as of the Effective Date, the existing overall rate of parking is approximately 3.00 spaces for each 1,000 square feet of space in the various buildings presently existing in the Britannia Pointe Grand Business Park.

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IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first set forth above.

“Landlord”		“Tenant”

BRITANNIA POINTE GRAND LIMITED PARTNERSHIP, a Delaware limited partnership		EXELIXIS, INC., a Delaware corporation

By:	SLOUGH POINTE GRAND INCORPORATED, a Delaware corporation, General Partner	By:
Name:
Title:

	By:	By:
	Its:	Name:
	Title:	Title:

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